UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☒	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Under Rule 14a-12

Lilis Energy, Inc.
(Name of Registrant as Specified In Its Charter)

N/A
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

April [10], 2019

To Our Stockholders:

You are cordially invited to attend the annual meeting of the stockholders of Lilis Energy, Inc. (“we,” “us,” “our,” “Lilis Energy,” “Lilis,” or the “Company”), at the offices of Baker Hostetler LLP, located at 811 Main Street, Suite 1100, Houston, Texas 77002-6111, at 2:00 p.m., Central Standard Time, on May 20, 2019, or at any adjournment or postponement thereof (the “Annual Meeting”). At the Annual Meeting, you will be asked to vote on each of the four proposals set forth in the attached Notice of Annual Meeting of Stockholders and proxy statement, which contain detailed information about each proposal and other matters related to the Annual Meeting.

All of our stockholders of record as of the close of business on April 2, 2019, will be entitled to vote at the Annual Meeting. Whether or not you plan to attend the Annual Meeting, you are encouraged to vote your shares by using the internet or telephone, or by mail by signing, dating and returning the proxy card enclosed, as described in the accompanying proxy statement.

Voting your shares by proxy will ensure your shares are represented at the Annual Meeting. If you do attend the Annual Meeting and wish to vote in person, you may withdraw your proxy at that time.

If you have any questions or require any assistance with voting your shares, please contact us at 1800 Bering Drive, Suite 510, Houston, TX 77057 or by telephone at (817) 585-9001.

Sincerely,

/s/ Ronald D. Ormand
Ronald D. Ormand
Executive Chairman of the Board and Chief Executive Officer

LILIS ENERGY, INC.
1800 Bering Drive, Suite 510
Houston, TX 77057
(817) 585-9001

NOTICE OF THE ANNUAL MEETING OF STOCKHOLDERS
To be held on May 20, 2019 at 2:00 p.m. (Central Standard Time)

NOTICE IS HEREBY GIVEN that the annual meeting of stockholders of Lilis Energy, Inc. (“we,” “us,” “our,” “Lilis Energy,” “Lilis,” or the “Company”) will be held at the offices of Baker Hostetler LLP located at 811 Main Street, Suite 1100, Houston, Texas 77002-6111, at 2:00 p.m., Central Standard Time, on May 20, 2019, or at any adjournment or postponement thereof (the “Annual Meeting”), for the following purposes:

1.	To elect nine directors for one-year terms expiring at the 2020 annual meeting of stockholders and until their successors are duly elected and qualified;

2.	To approve, on an advisory basis, the compensation of our named executive officers;

3.	To ratify the selection of BDO USA, LLP, as our independent registered public accountants for the fiscal year ending December 31, 2019;

4.
To approve the potential issuance of shares of our common stock issuable upon conversion of all shares of our Series E Preferred Stock pursuant to the Transaction Agreement, dated as of March 5, 2019, between the Company and The Värde Fund VI-A, L.P., Värde Investment Partners, L.P., The Värde Fund XI (Master), L.P., Värde Investment Partners (Offshore) Master, L.P., The Värde Skyway Fund, L.P., The Värde Skyway Mini-Master Fund, L.P. and The Värde Fund XII (Master), L.P.; and

5.	To transact any other business as may properly come before the Annual Meeting and any adjournment thereof.

We have set the close of business on April 2, 2019, as the record date for the Annual Meeting.

It is important that your shares be represented and voted whether or not you plan to attend the Annual Meeting in person. For specific instructions on voting, please refer to the instructions on the proxy card included with the proxy materials. Voting by proxy will ensure your shares are represented at the Annual Meeting. Please review the instructions on the proxy card or the information forwarded by your bank, broker or other holder of record regarding each of these voting options.

AFTER CAREFUL CONSIDERATION, THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” EACH OF THE PROPOSALS PRESENTED AT THE ANNUAL MEETING.

We thank you for your continued support, and we look forward to seeing you at the Annual Meeting.

By Order of the Board of Directors

/s/ Ronald D. Ormand
Ronald D. Ormand
Executive Chairman of the Board of Directors and Chief Executive Officer
Houston, Texas
April [10], 2019

YOUR VOTE IS IMPORTANT. PLEASE DATE, SIGN AND MAIL THE ENCLOSED PROXY CARD OR SUBMIT YOUR PROXY USING THE INTERNET OR TELEPHONE.

PROXY SUMMARY
This summary is included to provide an introduction and overview of the information contained in the Proxy Statement. This is a summary only and highlights information contained elsewhere in this Proxy Statement. This summary does not contain all of the information you should consider, and you should read the entire proxy statement carefully before voting. For complete information regarding our 2018 fiscal performance, please review our annual report on Form 10-K for the year ended December 31, 2018. This proxy statement and a proxy card are first being sent or distributed to stockholders on or about April [10], 2019.

2019 ANNUAL MEETING OF STOCKHOLDERS
Date and Time:	May 20, 2019, at 2:00 p.m., Central Standard Time
Location:	Baker Hostetler LLP, located at 811 Main Street, Suite 1100, Houston, Texas 77002
Record Date:	April 2, 2019
Proxy Voting:	Holders of our common stock and Series E Preferred Stock as of the close of business on the Record Date are entitled to vote.

PROPOSALS AND BOARD RECOMMENDATIONS
	Proposal	Board Recommendation
No. 1	Election of nine directors to serve on our Board of Directors until the 2020 Annual Meeting of Stockholders or until their successors are duly elected and qualified.	FOR each nominee
No. 2	Non-Binding, Advisory Vote to Approve Named Executive Officer Compensation.	FOR
No. 3	Ratification of the Audit Committee’s appointment of BDO USA, LLP, as our independent registered public accounting firm for the fiscal year ending December 31, 2019.	FOR
No. 4	Approval of the potential issuance of shares of our common stock issuable upon conversion of all shares of our Series E Preferred Stock.	FOR

2018 PERFORMANCE AND FINANCIAL HIGHLIGHTS

•	Increased our net sales production volumes by 215% to 4,965 BOE/d, as compared to 2017;

•	Increased our proved reserves by 273% to 42,707 MBOE (69% oil and natural gas liquids), as compared to 2017;

•	Averaged 8,081 net BOE/d from December 25 through December 31, 2018, achieving our 2018 year-end exit rate target of 8,000 BOE/d;

•
Increased our net acreage in the Delaware Basin to 28,500 gross (20,400 net) acres, where we have increased our average operated working interest to 76% and our operatorship to approximately 99% through acquisitions, acreage exchanges, and organic leasing;

•
Entered into several significant infrastructure and sales agreements, including agreements providing for crude gathering and transportation and water gathering and water disposal infrastructure, which will provide us significant cost savings in 2019 and advantaged crude pricing in the Gulf Coast markets;

•	Reducing our crude transportation costs from approximately $5.15 per Bbl at December 31, 2018, to approximately $0.75 per Bbl in March 2019 through our infrastructure and sales agreements;

•	Reducing our salt water disposal costs from approximately $2.50 per Bbl to approximately $0.49 as of December 2018 through our infrastructure and sales agreements;

•
Entered into a new $500 million senior secured revolving credit facility with an initial borrowing base of $95 million (which was subsequently increased to $108 million in December 2018 as a result of our scheduled borrowing base redetermination), that re-financed our first-lien term loan with Riverstone Credit Partners, LLC and lowered our cost of capital and enhanced our liquidity;

•
Improved our capital structure through the conversion of approximately $68.0 million of our Second Lien Loans under our Second Lien Credit Agreement to a combination of preferred stock and common stock, of which 57.5% was converted into a new class of Series D Preferred Stock and 42.5% was converted into common stock based on a $5.00 per share conversion price, resulting in approximately $2.4 million in annualized PIK interest expense savings as a result of the conversion and also through the issuance of 25,000 shares of Series C-2 9.75% Convertible Participating Preferred Stock for $25.0 million; and

•	Decreased our general and administrative expense by 33% to $33.3 million in 2018 from $49.9 million in 2017.

2019 UPDATES

•
Improved our capital structure through the exchange and conversion of our outstanding Second Lien Loans under our Second Lien Credit Agreement to a combination of two newly created series of preferred stock (Series E Preferred Stock and Series F Preferred Stock) and common stock;

•	Eliminated the conversion features and voting rights on our existing Series C Preferred Stock and Series D Preferred Stock and reduced the redemption premium for the Series C Preferred Stock;

•
Increased the number of directors constituting our Board of Directors by two directors (to total eleven), which such vacancies created by the increase will be filled by the person designated by the holders of the Series E Preferred Stock and the person designated by the holders of the Series F Preferred Stock; and

•	Realized a 16% increase our borrowing base from $108 million to $125 million on March 1, 2019, as a result of our accelerated borrowing base redetermination.

2018 EXECUTIVE COMPENSATION PHILOSOPHY

Our executive compensation program is designed to attract, motivate, and retain our named executive officers, who are critical to our success. Our compensation program is performance-based with a key focus of aligning the interests of our executives with those of our stockholders, and we believe that each of the various elements of our executive compensation program work together to promote our goal by ensuring that our total compensation is related to both the performance of the Company and the individual performance of our named executive officers.

ANNUAL MEETING

General

This proxy statement is being furnished to our stockholders in connection with the solicitation of proxies by the board of directors of Lilis, which we refer to as the Board, to be used at the Annual Meeting to be held at the offices of Baker Hostetler LLP, located at 811 Main Street, Suite 1100, Houston, Texas 77002-6111, at 2:00 p.m. (Central Standard Time) on May 20, 2019, and at any adjournment or postponement of that meeting (the “Annual Meeting”). This proxy statement contains important information regarding the Annual Meeting, the proposals on which you are being asked to vote, information you may find useful in determining how to vote, and voting procedures. This proxy statement and the enclosed form of proxy card are first being sent to Lilis stockholders on or about April [10], 2019.

Who Can Vote

The Board has fixed the close of business on April 2, 2019, as the record date for determining the holders of shares of our common stock and Series E Preferred Stock entitled to receive notice of and to vote at the Annual Meeting. Holders of our Series E Preferred Stock are entitled to vote with the holders of the common stock as a single class on all matters submitted for a vote of holders of our common stock. Only holders of record of such shares at the close of business on that date will be entitled to vote at the Annual Meeting.

At the close of business on the record date, there were (i) shares of our common stock outstanding, held by holders of record, each of which is entitled to one vote on each matter at the Annual Meeting and (ii) 60,000 shares of Series E Preferred Stock outstanding, each of which is entitled to [the number of votes per share of Preferred Stock equal to the Stated Value as of the Record Date divided by the greater of (i) the then-applicable Conversion Price and (ii) the then-applicable Initial Market Price] per share. There is no cumulative voting.

If you hold shares in a stock brokerage account or by a nominee, you are considered the beneficial owner of shares held in “street name,” and these proxy materials are being forwarded to you by your broker or other nominee, who is considered the record holder with respect to those shares. As the beneficial owner, you have the right to direct your bank, broker or nominee on how to vote and you are also invited to attend the Annual Meeting. However, because you are not the stockholder of record, you may not vote these shares in person at the Annual Meeting unless you first obtain from your bank, broker or other nominee a letter recognizing you as the beneficial owner of your shares and authorizing you to vote the shares at the Annual Meeting. As the beneficial owner, you have the right to direct your broker, bank, trust or other nominee on how to vote your shares by using the voting instruction card included in the mailing. You are urged to vote by proxy or submit your voting instruction card regardless of whether you plan to attend the Annual Meeting.

Quorum

If you vote in person or by proxy at the Annual Meeting, you will be counted for purposes of determining whether there is a quorum at the meeting. Shares of our common stock present in person or by proxy at the Annual Meeting that are entitled to vote will be counted for the purpose of determining whether there is a quorum for the transaction of business at the Annual Meeting. Our bylaws provide that a majority of our capital stock issued and outstanding and entitled to vote at the meeting, present in person or represented by proxy, constitutes a quorum at a meeting of its stockholders for the transaction of business.

As of the record date, our directors, executive officers and their affiliates owned and were entitled to vote shares of our common stock, representing approximately % of the outstanding shares of our common stock.

We currently expect that our directors and executive officers will vote their shares of our common stock “FOR” all of the proposals set forth in the notice of Annual Meeting.

Abstentions and Broker Non-Votes

An abstention occurs when a stockholder abstains from voting (either in person or by proxy) on one or more of the proposals. Broker non-votes occur when a broker, bank, trust or other nominee returns a proxy but does not have authority to vote on any particular proposal. Brokers, banks, or other holders of record are not permitted to vote on certain types of proposals without specific client instructions. In these cases, the broker can register your shares as being present at the Annual Meeting for purposes of determining the presence of a quorum but will not be able to vote on those matters for which specific authorization is required.

If you are a beneficial owner whose shares are held of record by a broker, bank, or other nominee, you must instruct the broker, bank, or other nominee how to vote your shares. If you do not provide voting instructions, your shares will not be voted on any proposal on which the broker does not have discretionary authority to vote. Accordingly, it is particularly important that beneficial owners instruct their brokers how they wish to vote their shares. At the Annual Meeting, your broker, bank, or other nominee does not have discretionary voting authority to vote on any of the proposals (other than the proposal to ratify the selection of BDO USA, LLP, as our independent registered public accountants) without instructions from you, in which case a broker non-vote will occur and your shares will not be voted on these matters.

How You Can Vote

You can vote your shares by attending the Annual Meeting in person. You may also complete and mail your proxy card in the return envelope enclosed or authorize the individuals named on your proxy card to vote your shares by calling the toll-free telephone number or by using the internet as described in the instructions included with your proxy card or voting instruction card.

You will be deemed to be present if you attend the Annual Meeting or if you submit a proxy (including through the mail or by telephone or the internet) that is received at or prior to the Annual Meeting (and not revoked). If you hold your shares through your broker in “street name,” you may direct your broker or nominee to vote by proxy, but you may not vote in person at the Annual Meeting unless you first obtain from your broker or nominee a letter recognizing you as the beneficial owner of your shares and authorizing you to vote the shares at the Annual Meeting.

If your proxy is properly executed and received by us in time to be voted at the Annual Meeting, the shares represented by your proxy (including those given through the mail or by telephone or the internet) will be voted in accordance with your instructions. If you execute your proxy but do not provide us with any instructions, your shares will be voted “FOR” the proposals set forth in the notice of Annual Meeting.

The only matters that we expect to be presented at the Annual Meeting are set forth in the Notice of Annual Meeting. If any other matters properly come before the Annual Meeting, the persons named in the proxy card will vote the shares represented by all properly executed proxies on such matters in their best judgment.

Recommendation of our Board of Directors
The Board has unanimously approved the inclusion of each of the proposals in this Proxy Statement.

The Board unanimously recommends that Lilis stockholders vote:

•	“FOR” each of the nine nominees for election to the Board to serve for one-year terms expiring at the 2020 annual meeting of stockholders and until their successors are duly elected and qualified;

•	“FOR” the proposal to approve, on an advisory basis, the compensation of our named executive officers;

•	“FOR” the selection of BDO USA, LLP, as our independent registered public accountants for the fiscal year ending December 31, 2019; and

•
“FOR” the proposal to approve the potential issuance of shares of our common stock issuable upon conversion of all shares of our Series E Preferred Stock pursuant to the Transaction Agreement, dated as of March 5, 2019, between the Company and The Värde Fund VI-A, L.P., Värde Investment Partners, L.P., The Värde Fund XI (Master), L.P., Värde Investment Partners (Offshore) Master, L.P., The Värde Skyway Fund, L.P., The Värde Skyway Mini-Master Fund, L.P. and The Värde Fund XII (Master), L.P. (each, a “Värde Party” and collectively, the “Värde Parties”).

Revocation of Proxies

The presence of a stockholder at the Annual Meeting will not automatically revoke that stockholder’s proxy. However, a stockholder may revoke a proxy at any time prior to its exercise by:

•	submitting a written revocation prior to the Annual Meeting to the Chief Financial Officer, Lilis Energy, Inc., 1800 Bering Drive, Suite 510, Houston, TX 77057;

•
submitting another signed and later dated proxy card and returning it by mail in time to be received before the Annual Meeting or by submitting a later dated proxy by the internet or telephone prior to the Annual Meeting; or

•	attending the Annual Meeting and voting in person.

If you are a beneficial owner, you can revoke your voting instructions or otherwise change your vote by following the instruction provided by your bank, broker, or other nominee before the applicable deadline. You may also vote in person at the Annual Meeting if you obtain a legal proxy from your broker, bank or other nominee

Votes Required for the Proposals

Proposal 1: Approval of each of the nine nominees for election to the Board to serve for one-year terms expiring at the 2020 annual meeting of stockholders and until their successors are duly elected and qualified (Proposal 1).   The nine nominees for election to the Board to serve for one-year terms expiring at the 2020 annual meeting of stockholders and until their successors are duly elected and qualified who receive the greatest number of votes cast (plurality) will be elected as directors, provided that a quorum exists at the Annual Meeting. Votes that are withheld from a director’s election will be counted toward a quorum, but will not affect the outcome of the vote on the election of a director.

Proposal 2: Approval, on an advisory basis, of the compensation of our named executive officers (Proposal 2). Approval, on an advisory basis, of the compensation of our named executive officers requires the affirmative vote of a majority of the holders of the shares who are present in person or by proxy at the Annual Meeting and entitled to vote on the matter, provided that a quorum exists at the Annual Meeting. This vote is advisory, which means that the vote on executive compensation is not binding on the Company, its Board of Directors, or the Compensation Committee.

Proposal 3: Approval of the selection of BDO USA, LLP as our independent registered public accountants for the fiscal year ending December 31, 2019 (Proposal 3).   Approval of the selection of BDO USA, LLP as our independent registered public accountants for the fiscal year ending December 31, 2019, requires the affirmative vote of a majority of the holders of the shares who are present in person or by proxy at the Annual Meeting and entitled to vote on the matter, provided that a quorum exists at the Annual Meeting.

Proposal 4: Approval of the potential issuance of shares of our common stock issuable upon conversion of all shares of our Series E Preferred Stock pursuant to the Transaction Agreement, dated as of March 5, 2019, between the Company and The Värde Fund VI-A, L.P., Värde Investment Partners, L.P., The Värde Fund XI (Master), L.P., Värde Investment Partners (Offshore) Master, L.P., The Värde Skyway Fund, L.P., The Värde Skyway Mini-Master Fund, L.P. and The Värde Fund XII (Master), L.P. Approval of the potential issuance of shares of our common stock issuable upon conversion of the Series E Preferred Stock requires the affirmative vote of a majority of the holders of the shares who are present in person or by proxy at the Annual Meeting and entitled to vote on the matter, provided that a quorum exists at the Annual Meeting.

Abstentions and broker non-votes will be counted in determining the presence of a quorum. For all proposals, abstentions will have the same effect as votes cast AGAINST such proposals. If your shares are held in street name and you do not give voting instructions, the record holder will not be permitted to vote your shares with respect to Proposal 1, Proposal 2, and Proposal 4, and your shares will be considered broker non-votes with respect to such proposals. If your shares are held in street name and you do not give voting instructions, the record holder will be entitled to vote your shares with respect to Proposal 4 in the discretion of the record holder.

Inspector of Elections

Votes cast by proxy or in person at the Annual Meeting will be counted by the persons we appoint to act as election inspectors for the Annual Meeting.

Costs of Proxy Solicitation

We will bear the costs of soliciting proxies from our stockholders. Our directors, officers and other employees and agents may solicit proxies, without additional compensation therefore, in-person or by mail, telephone or other means of communication. We will request brokers and other fiduciaries to forward proxy soliciting material to the beneficial owners of shares of our common stock that are held of record by such brokers and fiduciaries and will reimburse such persons for their reasonable out-of-pocket expenses

Admission to the Annual Meeting

If you plan to attend the Annual Meeting, please mark the appropriate box on the proxy card and return the proxy card promptly. If you are a stockholder of record, you will only be admitted once we verify your share ownership as of the record date of April 2, 2019. If you are a beneficial owner, you will only be admitted upon presentation of evidence of your beneficial holdings as of the record date of April 2, 2019, such as a bank or brokerage firm account statement or a recently dated letter from your broker, bank, or other nominee.

Stockholder List

A complete list of stockholders entitled to vote at the Annual Meeting will be available for examination by any stockholder, for any purpose relating to the meeting, at the Annual Meeting and at our principal executive office located at 1800 Bering Drive, Suite 510, Houston, TX 77057 during normal business hours for a period of at least 10 days prior to the Annual Meeting.

Additional Information

We will furnish a copy of our Annual Report on Form 10-K for the year ended December 31, 2018, to any stockholder free of charge and will furnish a copy of any exhibit to the Form 10-K upon payment of our reasonable expenses in furnishing such exhibit(s). Interested parties may request a copy of the Form 10-K or any exhibit thereto from the Secretary of the Company at our principal offices, located at 1800 Bering Drive, Suite 510, Houston, TX 77057. Copies may also be accessed and reviewed on our website at www.lilisenergy.com under “Investor Relations” – “Financial Information” - “Annual Reports & Proxy” or on the SEC website at www.SEC.gov.

Other Business

We know of no other matter to be acted upon at the Annual Meeting. However, if any other matters are properly brought before the Annual Meeting, the person named in the accompanying proxy card as proxy for the holders of our common stock will vote thereon in accordance with their best judgment.

PROPOSAL 1:   TO ELECT NINE DIRECTORS TO SERVE ON OUR BOARD OF DIRECTORS UNTIL THE 2020 ANNUAL MEETING OF STOCKHOLDERS OR UNTIL THEIR SUCCESSORS ARE DULY ELECTED AND QUALIFIED.

At the Annual Meeting, our stockholders will be asked to elect nine directors to serve on our Board until the 2020 annual meeting of stockholders or until their successors are duly elected and qualified. Upon the recommendation of the Nominating and Corporate Governance Committee of the Board, our Board has nominated as directors the nine individuals identified in the table below, each of whom is presently serving as a director:

Name	Age	Position
Ronald D. Ormand	60	Chief Executive Officer and Executive Chairman of the Board of Directors
Nuno Brandolini	65	Director
R. Glenn Dawson	62	Director
John Johanning	33	Director
Markus Specks	34	Director
Michael G. Long	66	Director
Mark Christensen	50	Director
Nicholas Steinsberger	55	Director
David M. Wood	62	Director

The Board proposes that the nine nominees listed above and described below under “Director Nominees”, each of whom currently serves as a member of the Board, be elected to serve for a term of one year until the date of our 2020 annual meeting or until their successors are duly elected and qualified. It is the intention of the person named as proxy in the enclosed proxy to vote FOR the election of all such nominees.

Each of the nominees has consented to serve as a director. If any director should become unavailable to serve as a director, the Board may designate a substitute nominee, or the number of directors that constitutes the full Board may be reduced to eliminate the vacancy. In the event any of the nominees named above becomes unable or unwilling to serve as a director, shares represented by valid proxies will be voted FOR the election of such other person as the Board may nominate. The term of our current directors expires at the Annual Meeting and when their successors are duly elected and qualified. None of the above individuals has any family relationship with any other.

Vote Required for Approval

The nine nominees who receive the greatest number of votes cast (plurality) will be elected as directors, assuming that a quorum is present. Failures to vote, abstentions and broker non-votes will have no effect on the approval of this proposal.

THE BOARD RECOMMENDS THAT OUR STOCKHOLDERS VOTE “FOR” EACH OF THE NOMINEES FOR ELECTION TO THE BOARD TO SERVE FOR A TERM OF ONE-YEAR UNTIL THE 2020 ANNUAL MEETING OF STOCKHOLDERS OR UNTIL THEIR SUCCESSORS ARE DULY ELECTED AND QUALIFIED.

DIRECTOR NOMINEES

We seek directors with strong reputations and experience in areas relevant to our strategy and operations. Each of the nominees for election as director holds or has held senior management positions in complex organizations and has operating experience that meets this objective, as described below. In these positions, the nominees have also gained experience in core management skills, such as strategic and financial planning, public company financial reporting, corporate governance, risk management and leadership development. We believe that each of the nominees has other key attributes that are critical to the composition of an effective Board: integrity and demonstrated impeccable ethical standards, sound judgment, analytical skills, the ability to work together in a constructive and collaborative fashion and the commitment to devote significant time and energy to service on the Board and its committees.

Below are summaries of the background and business experience, attributes, qualifications and skills of the current directors and director nominees of the Company:

Ronald D. Ormand: Chief Executive Officer, Executive Chairman of the Board of Directors.  Mr. Ormand joined our Board in February 2015, bringing with him more than 33 years of experience as a senior executive and investment banker in energy, including extensive financing and mergers and acquisitions expertise in the oil and gas industry. He currently serves as our Chief Executive Officer and has held that position since April 6, 2018. During his career, he has completed more than $25 billion of capital markets and financial advisory transactions, both as a principal and as a banker. Prior to joining Lilis, Mr. Ormand served as the Chairman and Head of the Investment Banking Group at MLV & Co. (“MLV”), which is now owned by FBR & Co., after it acquired MLV in September of 2015. After the acquisition, Mr. Ormand served as Senior Managing Director and Senior Advisor at FBR & Co. until May 2016, where he focused on investment banking and principal investments in the energy sector. Prior to joining MLV in November 2013, from 2009 to 2013, Mr. Ormand was a senior executive at Magnum Hunter Resources Corporation, or MHR (NYSE:MHR), an exploration and production company engaged in unconventional resource plays, as well as midstream and oilfield services operations. He was part of the management team that took over prior management and grew MHR from approximately $35 million enterprise value to over $2.5 billion enterprise value at the time he left in 2013. Mr. Ormand served on the Board of Directors and in several senior management positions for MHR, including Executive Vice President, Chief Financial Officer and Executive Vice President of Capital Markets. On March 10, 2016, in connection with his prior position as Chief Financial Officer of MHR, Mr. Ormand, without admitting or denying any of the allegations, settled with the SEC in connection with an investigation of MHR’s books and records and internal controls for financial reporting. Specifically, Mr. Ormand agreed to cease and desist from violating Sections 13(a) and 13(b)(2)(A) and (B) of the Exchange Act and Rules 13a-1, 13a-13 and 13-15(a) thereunder. He also paid a penalty of $25,000. The SEC did not allege any anti-fraud violations, intentional misrepresentations or willful conduct on the part of Mr. Ormand. Mr. Ormand’s career also includes serving as Managing Director and Group Head of U.S. Oil and Gas Investment Banking at CIBC World Markets and Oppenheimer (1988 – 2004); Head of North American Oil and Gas Investment Banking at West LB A.G. (2005 – 2007), and President and CFO of Tremisis Energy Acquisition Corp. II, an energy special purpose acquisition company from 2007 – 2009. Mr. Ormand has previously served as a Director of Greenhunter Resources, Inc. (2011 – 2013), Tremisis (2007 – 2009), and Eureka Hunter Holdings, Inc., a private midstream company (2010 – 2013). Mr. Ormand holds a B.A. in Economics, a M.B.A. in Finance and Accounting from UCLA and studied Economics at Cambridge University, England.

Director Qualifications:

•
Leadership Experience — Various executive leadership positions, including holding various senior executive management positions at Magnum Hunter Resources Corporation, Chairman and Head of Investment Banking at MLV and Head of US Oil and Gas for CIBC and investment banker.

•
Industry Experience — Extensive experience in oil and gas development and services industries at the entities and in the capacities described above, including extensive financing and M&A expertise in the oil and gas industry.

Nuno Brandolini: Director.   Mr. Brandolini joined our Board in February 2014 and served as Chairman of the Board from April 2014 until January 2016 when Mr. Ormand was appointed as Chairman of our Board. Mr. Brandolini served as a member of the general partner of Scorpion Capital Partners, L.P., a private equity firm organized as a small business investment company until June 2014. Prior to forming Scorpion Capital and its predecessor firm, Scorpion Holding, Inc., in 1995, Mr. Brandolini served as managing director of Rosecliff, Inc., a leveraged buyout fund co-founded by Mr. Brandolini in 1993. Mr. Brandolini served previously as a vice president in the investment banking department of Salomon Brothers, Inc., and a principal with the Batheus Group and Logic Capital, two venture capital firms. Mr. Brandolini began his career as an investment banker with Lazard Freres & Co. Mr. Brandolini is a director of Cheniere Energy, Inc. (NYSE American: LNG), a Houston-based company primarily engaged in LNG related businesses. Mr. Brandolini received a law degree from the University of Paris and a M.B.A. from the Wharton School.

Director Qualifications:

•	Leadership Experience — Executive positions with several private equity firms, and Board position with Cheniere Energy, Inc.

•	Industry Experience — Serves on the Board of Cheniere Energy, Inc., as well as has personal investments in the oil and gas industry.

R. Glenn Dawson: Director.  Mr. Dawson joined our Board on January 13, 2016. Mr. Dawson has over 37 years of experience in oil and gas exploration in North America and is currently President and Chief Executive Officer of Cuda Oil & Gas, Inc., a public TSX Venture listed Canadian-based exploration and production company. Mr. Dawson’s career includes serving as President of Bakken Hunter, a division of MHR, where he managed operations and development of Bakken assets in the United States and Canada, from 2011 to 2014. His principal responsibilities have involved the generation and evaluation of drilling prospects and production acquisition opportunities. In the early stages of his career, Mr. Dawson was employed as an exploration geologist by Sundance Oil and Gas, Inc., a public company located in Denver, Colorado, concentrating on its Canadian operations. From December 1985 to September 1998, Mr. Dawson held a variety of managerial and technical positions with Summit Resources, a then-public Canadian oil and gas exploration and production company, including Vice President of Exploration, Exploration Manager and Chief Geologist. He served as Vice President of Exploration with PanAtlas Energy Inc., a then-public Canadian oil and gas exploration and production company, from 1999 until its acquisition by Velvet Exploration Ltd. in July 2000. Mr. Dawson was a co-founder and Vice President of Exploration of TriLoch Resources Inc., a then-public Canadian oil and gas exploration company, from 2001 to 2005, until it was acquired by Enerplus Resources Fund. As a result of the sale of TriLoch Resources Inc. to Enerplus Resources Fund, Mr. Dawson founded NuLoch Resources, Inc. in 2005. Mr. Dawson graduated in 1980 from Weber State University of Utah with a Bachelor’s degree in Geology and attended the University of Calgary from 1980 to 1982 in the Master’s Program for Geology. As a result of these professional experiences, Mr. Dawson possesses particular knowledge and experience in the operations of oil and gas companies that strengthen the Board’s collective qualifications, skills, and experience.

Director Qualifications:

•	Leadership Experience — Various executive leadership positions, including President and Chief Executive Officer of Cuda Energy, Inc. and former President of Bakken Hunter.

•
Industry Experience — Extensive experience in oil and gas exploration industry, including the management of operations and development of oil and gas assets and the evaluation of drilling prospects and production acquisition opportunities; co-founded numerous oil and gas exploration companies.

John Johanning: Director.  Mr. Johanning joined our Board in March 2018. Mr. Johanning was designated as a director by Värde Partners, Inc. or its affiliates, pursuant to a Securities Purchase Agreement entered into by the Company on January 20, 2018 (the "Securities Purchase Agreement"), relating to the purchase of preferred stock of the Company by Värde, and he was appointed to our Board in March 2018. Mr. Johanning is the Technical Director of Värde Partners, Inc.’s (“Värde”) energy business. Mr. Johanning joined Värde in May 2017 and presides over the Petroleum Engineering and Geoscience aspects of Värde’s investments in energy. Mr. Johanning is involved in the performance of current Värde investments across active onshore US basins as well as new business decisions in both opportunity screening and asset and company valuations. Prior to joining Värde, from January 2014 until May 2017, Mr. Johanning was a Vice President at Evercore Partners (“Evercore”) in Houston, Texas, where he was influential in numerous transactions totaling over $10 billion in transaction value. While at Evercore, Mr. Johanning advised numerous energy companies and financial sponsors on value-maximizing transactions. Mr. Johanning’s advisory mandates ranged over a variety of different transaction types including acquisitions and divestitures of assets, corporate mergers, and capital raises. Mr. Johanning also worked across all oilfield sectors, gaining transactional experience in the upstream, midstream, downstream and oil field service sectors of the business. Mr. Johanning began his career as a Reservoir Engineer at BP from 2008 to 2014. Based in Houston, he developed oil and gas assets across several US Basins, including the Permian of West Texas and Southeast New Mexico and the Texas Gulf Coast Basin, among others. While on the South Texas Reservoir Management team, Mr. Johanning was responsible for the resource appraisal of a 400,000+ gross acre Eagle Ford Shale position that was deeply rooted in geological and well completion data. While at BP, Mr. Johanning gained a detailed technical understanding of oil and gas assets through the various facets of the business, including Production Engineering, Reservoir Engineering, Drilling and Completions, Geology and Geophysics, as well as Land, Legal and Finance functions. Mr. Johanning graduated from The University of Texas in at Austin in 2008 with a B.S. in Petroleum Engineering.

Director Qualifications:

•	Leadership Experience — Served as Vice President at Evercore Partners and currently presides over the Petroleum Engineering and Geoscience aspects of Värde Partners, Inc. as the Technical Director.

•
Industry Experience — Possesses particular knowledge and experience in the operations of oil and gas companies and has transactional experience in the upstream, midstream, downstream and oil field service sectors of the business, including acquisitions and divestitures of assets, corporate mergers, and capital raises.

Markus Specks: Director.  Mr. Specks joined our Board in March 2018. Mr. Specks was designated as a director by Värde Partners, Inc. or its affiliates, pursuant to the Securities Purchase Agreement, relating to the purchase of preferred stock of the Company by Värde, and he was appointed to our Board in March 2018. Mr. Specks is a Managing Director of Värde Partners, Inc. and Head of the firm’s Houston office. Mr. Specks leads Värde’s energy business, and has experience managing credit, equity, and structured asset-level investments across the energy sector. He serves on Värde’s Investment Committee, as well as several boards of private energy companies. Prior to joining Värde in 2008, Mr. Specks worked in investment banking at Lazard, focusing on middle-market M&A advisory. Mr. Specks holds a B.A. in Government from Lawrence University in Wisconsin.

Director Qualifications:

•	Leadership Experience — Managing Director of Värde Partners, Inc. and Head of the firm’s Houston office.

•	Industry Experience — Possesses particular knowledge and experience in developing companies and capital markets, particularly with oil and gas companies.

Michael G. Long: Director.  Mr. Long joined our Board on April 10, 2018. Mr. Long is an experienced financial executive with over 35 years of experience in oil and gas related management, corporate finance, capital markets, risk management and strategic planning activities for both private and public oil and gas companies.  Mr. Long served as the Executive Vice President and Chief Financial Officer for Sanchez Energy Corporation and privately held Sanchez Oil and Gas Corporation and its affiliates.  Mr. Long also held the positions of EVP and CFO of Edge Petroleum Corporation and Vice President of Finance for W&T Offshore.

Director Qualifications:

•
Leadership Experience — Served as Executive Vice President and Chief Financial Officer of Sanchez Energy Corporation, Executive Vice President and Chief Financial Officer of Edge Petroleum Corporation, and Vice President of Finance for W&T Offshore.

•	Industry Experience — Extensive experience in corporate finance, capital markets, risk management and strategic planning activities.

Mark Christensen: Director.  Mr. Christensen joined our Board on September 6, 2017. . Mr. Christensen was designated by Värde pursuant to the terms of a letter agreement dated August 12, 2017, between the Company and Värde, which provided Värde the right to appoint one member to the Board. Mr. Christensen is the Founder, President and CEO of KES 7 Capital Inc. in Toronto, Canada, and a registrant of the Ontario Securities Commission (OSC). KES 7 is a merchant bank that targets bespoke investments, both public and private, in energy, healthcare, technology and real estate, and its partners include institutional investors and family offices. Prior to founding KES 7, Mr. Christensen was Vice Chairman, Head of Global Sales and Trading at GMP Securities, one of Canada’s largest independent investment banks, where he served as a member of the Executive Committee, Compensation Committee and New Names Committee. Mr. Christensen has experience in a broad range of corporate and capital market transactions, from mergers and acquisitions to public and private financings that total in the tens of billions of dollars. His background in geology and geophysics has provided him with valuable insight into the energy industry, enabling him to advise both institutional investors and energy companies from around the globe. Mr. Christensen holds a Master of Science degree from the University of Windsor in Canada and a Bachelor of Science Degree from the University of Hull in the United Kingdom.

Director Qualifications:

•	Leadership Experience — Founder, President and CEO of KES 7 Capital Inc. in Toronto, Canada; previously served as Vice Chairman, Head of Global Sales and Trading at GMP Securities.

•
Industry Experience — Extensive knowledge and experience in providing advisory services to numerous institutional investors and companies active in the oil and gas industry and significant experience in a broad range of corporate and capital market transactions, from mergers and acquisitions to public and private financings.

Nicholas Steinsberger: Director.  Mr. Steinsberger joined our Board on May 3, 2018. He is currently COO and Managing Director of ValPoint Operating, a small private equity backed company working in western Oklahoma. Mr. Steinsberger is a highly experienced petroleum engineer and global expert in shale drilling and completions who pioneered the use of slick water fracing. He began his career with Mitchell Energy and served as the Completion Manager for Mitchell from 1995 to 2002, where he piloted the Company’s fracking technique and developed the slick water frac, pioneering the current oil and gas shale boom. Mr. Steinsberger then served as the Completion Manager for Devon Energy after Devon’s acquisition of Mitchell Energy. In 2005, he founded Steinsberger Tight Gas Consulting, where he has drilled and completed wells in the Barnett, Fayetteville, Woodford, Wolfcamp, Utica, Bakken and Marcellus Shales. Mr. Steinsberger is regarded as an expert in the field of unconventional well completion and is responsible for the drilling and completion of over 1,000 wells in his career. He holds a B.S. in Petroleum Engineering from the University of Texas.

Director Qualifications:

•	Leadership Experience — COO and Managing Director of ValPoint Operating; Founder, President and CEO of Steinsberger Tight Gas Consulting.

•	Industry Experience — Possesses significant knowledge regarding technical aspects of drilling and completions and is also very active in the oil and gas industry.

David Wood: Director.  Mr. Wood joined our Board on June 1, 2018. Mr. Wood is a highly experienced global leader and CEO of Fortune 100 Company with track record of success across Integrated Energy businesses. He is currently President, CEO and a member of the Board of Directors of Gulfport Energy, a publicly listed natural gas production company. He was previously President, CEO and a member of the Board of Directors of Murphy Oil Corp., from 2009 to 2012. From 1994 to 2008, he served as Manager, Frontier Exploration and President of Murphy Exploration Production. Mr. Wood led the upstream business to a globally operated footprint that experienced a doubling of production over 15 years. During his 40-year career, Mr. Wood additionally led Ashland Exploration as Vice President-International to a fivefold increase in production from Nigeria, as well as exploration success and portfolio growth globally, from 1980 to 1994.

Director Qualifications:

•
Leadership Experience — President, CEO and Director of Gulfport Energy; previously served as President, CEO and Director of Murphy Oil Corp., Manager, Frontier Exploration and President of Murphy Exploration Production, and Vice President-International of Ashland Exploration.

•	Industry Experience — Possesses particular knowledge and experience in providing advisory services to numerous institutional investors and companies active in the oil and gas industry.

PROPOSAL 2:   TO APPROVE, ON AN ADVISORY BASIS,
THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

At the Annual Meeting, our stockholders will be asked to approve, on an advisory basis, the compensation of our named executive officers, which is described in this proxy statement.

Pursuant to the requirements of the Section 14A of the Exchange Act, we are seeking a non-binding advisory vote to approve the compensation of our named executive officers as described in the narrative disclosure contained in the Executive and Director Compensation section of this proxy statement. This proposal is also referred to as “the say on pay vote.”

Our executive compensation program is designed to attract, motivate, and retain our named executive officers, who are critical to our success. Our compensation program is performance-based with a key focus of aligning the interests of our executives with those of our stockholders, and we believe that each of the various elements of our executive compensation program work together to promote our goal by ensuring that the total compensation of our executive officers is related to both the performance of the Company and the individual performance of our named executive officers.

Stockholders are urged to read the “Executive and Director Compensation” section of this proxy statement, which contains tabular information and narrative discussion regarding the compensation of our named executive officers, for additional details about our executive compensation program. The compensation committee of our Board (the “Compensation Committee”) and our Board believe that our executive compensation program is effective in implementing our compensation philosophy and achieving our goals.

We are asking our stockholders to indicate their support for our named executive compensation as described in this proxy statement. This proposal gives our stockholders the opportunity to express their views on our named executive officers’ compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this proxy statement.

Because your vote is advisory, it will not be binding upon the Board or the Compensation Committee. However, we value our stockholders’ opinions, and the Compensation Committee and the Board will take into account the outcome of the vote on this proposal when considering future executive compensation arrangements.

Interests of Certain Persons in the Transaction

Our Chief Executive Officer is currently a member of the Board and has an interest in this Proposal 2.

Vote Required for Approval

Approval of this Proposal 2 requires the affirmative vote of a majority of the holders of the shares present in person or by proxy and entitled to vote thereon at the Annual Meeting, assuming that a quorum is present. Failures to vote and abstentions will have the same effect as a vote “AGAINST” this proposal. Broker non-votes will have no effect on the approval of this proposal.

THE BOARD RECOMMENDS THAT OUR STOCKHOLDERS VOTE “FOR” THE PROPOSAL TO APPROVE, ON AN ADVISORY BASIS, THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS.

PROPOSAL 3:   TO RATIFY THE SELECTION OF BDO USA, LLP AS THE
COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS FOR
THE FISCAL YEAR ENDING DECEMBER 31, 2019

At the Annual Meeting, our stockholders will be asked to ratify the selection of BDO USA, LLP (“BDO”), as our independent registered public accountants for the fiscal year ending December 31, 2019. BDO has served as our U.S. independent registered public accounting firm since the fiscal year ended December 31, 2017, having been duly appointed by the audit committee (the “Audit Committee”) of our Board each year in conformity with the applicable rules.

On March 26, 2019, the audit committee (the “Audit Committee”) of our Board selected BDO USA, LLP (“BDO”) as our independent registered public accountants for the fiscal year ending December 31, 2019. The Board is submitting the selection of BDO for ratification by our stockholders at the Annual Meeting. The submission of this matter for approval by stockholders is not legally required, but the Board and the Audit Committee believe the submission provides an opportunity for stockholders through their vote to communicate with the Board and the Audit Committee about an important aspect of corporate governance. We do not expect representatives from BDO to be present, to make a statement, or to be available to respond to appropriate questions at the Annual Meeting.

Fees and Services

Before our independent registered public accounting firm is engaged by us to render audit or non-audit services, where required by the rules and regulations promulgated by the SEC and/or NYSE American, such engagement is approved by the Audit Committee.

The aggregate fees billed by BDO during the fiscal year ended December 31, 2018 and 2017, for professional services rendered to us during such fiscal years were comprised of the following:

	Year Ended December 31,
	2018	2017
	(in thousands)
Audit Fees	$1,032	$1,616
Audit Related Fees	—	11
Tax Fees	—	—
All Other Fees	—	—
	$1,032	$1,627

Audit Fees consist of the aggregate fees for professional services rendered for the audit of our annual financial statements and the reviews of the financial statements included in our Quarterly Reports on Forms 10-Q and for any other services that were normally provided by our auditors in connection with our statutory and regulatory filings or engagements.

Audit-Related Fees consist of the aggregate fees billed or reasonably expected to be billed for professional services rendered for assurance and related services that were reasonably related to the performance of the audit or review of our financial statements and were not otherwise included in Audit Fees.

Tax Fees consist of the aggregate fees billed for professional services rendered for tax consulting. Included in such Tax Fees were fees for consultancy, review, and advice related to our income tax provision and the appropriate presentation on our financial statements of the income tax related accounts.

All Other Fees consist of the aggregate fees billed for products and services provided by our auditors and not otherwise included in Audit Fees, Audit-Related Fees or Tax Fees.

Audit Committee Pre-Approval Policy

Consistent with SEC rules regarding auditor independence, our Audit Committee has the responsibility for appointing, approving the compensation of, and overseeing the work of our independent public accounting firm. Our independent registered public accounting firm may not be engaged to provide non-audit services that are prohibited by law or regulation to be provided by it, nor may our independent registered public accounting firm be engaged to provide any other non-audit service unless it is determined that the engagement of the principal accountant provides a business benefit resulting from its inherent knowledge of our Company while not impairing its independence. Our Audit Committee must pre-approve permissible non-audit services. During the year ended December 31, 2018, we had no non-audit services provided by our independent registered public accounting firm.

Vote Required for Approval

Approval of this Proposal 3 requires the affirmative vote of a majority of the holders of the shares present in person or by proxy and entitled to vote thereon at the Annual Meeting, assuming that a quorum is present. Failures to vote and abstentions will have the same effect as a vote “AGAINST” this proposal. Broker non-votes will have no effect on the approval of this proposal.

THE BOARD RECOMMENDS THAT OUR STOCKHOLDERS VOTE “FOR” THE RATIFICATION OF THE SELECTION OF BDO USA, LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS FOR THE FISCAL YEAR ENDING DECEMBER 31, 2019.

PROPOSAL 4:   TO APPROVE THE ISSUANCE OF SHARES OF OUR COMMON STOCK ISSUABLE UPON CONVERSION OF ALL SHARES OF OUR SERIES E PREFERRED STOCK PURSUANT TO THE TRANSACTION AGREEMENT, DATED AS OF MARCH 5, 2019, BETWEEN THE COMPANY AND THE VÄRDE PARTIES.

General

On March 5, 2019, we and The Värde Fund VI-A, L.P., Värde Investment Partners, L.P., The Värde Fund XI (Master), L.P., Värde Investment Partners (Offshore) Master, L.P., The Värde Skyway Fund, L.P., The Värde Skyway Mini-Master Fund, L.P. and The Värde Fund XII (Master), L.P. (each, a “Värde Party” and collectively, the “Värde Parties”), entered into a Transaction Agreement (the “2019 Transaction Agreement”).

Pursuant to the 2019 Transaction Agreement, the Company agreed to use commercially reasonable efforts to obtain, at the next Annual Meeting, the approval by the stockholders of the Company of the potential issuance of shares of our common stock upon conversion of all the Series E Preferred Stock (hereinafter defined) issued pursuant to the 2019 Transaction Agreement.

The Board (with the exception of the Värde Board designees) evaluated the transaction contemplated by the 2019 Transaction Agreement, with the assistance of financial advisors, and recommended the approval of such transaction as it improves our capital structure, by converting our Second Lien Loans aggregating approximately $133.6 million (including accrued interest and the make-whole premium) to a combination of common stock and two new series of preferred stock (Series E Preferred Stock and Series F Preferred Stock); eliminates the conversion features of the Series C Preferred Stock and Series D Preferred Stock; and reduces the redemption premium on the Series C Preferred Stock, as more fully described below.

Conversion of Second Lien Loans and Improved Capital Structure

Pursuant to the 2019 Transaction Agreement and a related payoff letter, the Company agreed to issue to the Värde Parties shares of two new series of its preferred stock and shares of its common stock, as consideration for the termination of the Second Lien Credit Agreement and the satisfaction in full, in lieu of repayment in cash, of all the Second Lien Loans under the Second Lien Credit Agreement. Specifically, in exchange for satisfaction of the outstanding principal amount of the Second Lien Loans, accrued and unpaid interest thereon and the make-whole premium totaling approximately $133.6 million (“Second Lien Exchange Amount”), the Company agreed to issue to the Värde Parties an aggregate of 60,000 shares of a newly created series of preferred stock of the Company, designated as “Series E 8.25% Convertible Participating Preferred Stock” (the “Series E Preferred Stock”), corresponding to $60 million of the Second Lien Exchange Amount based on the aggregate initial Stated Value (as defined below) of the shares of Series E Preferred Stock; 55,000 shares of a newly created series of preferred stock of the Company, designated as “Series F 9.00% Participating Preferred Stock” (the “Series F Preferred Stock”), corresponding to $55 million of the Second Lien Exchange Amount based on the aggregate initial Stated Value of the shares of Series F Preferred Stock; and 9,891,638 shares of common stock, corresponding to approximately $18.6 million of the Second Lien Exchange Amount, based on the closing price of the common stock on the NYSE American on March 4, 2019 of $1.88.

The elimination of the Second Lien Loans in their entirety substantially improves our capital structure, resulting in the elimination of debt repayments and quarterly interest obligations on the Second Lien Loans.

Our long-term debt consists solely of our Revolving Credit Agreement with no scheduled principle requirements until maturity in 2023.

Elimination of Conversion Feature of the Series C Preferred Stock and Series D Preferred Stock and Effort to Minimize Dilution

Pursuant to the 2019 Transaction Agreement, the Company also agreed to issue to the Värde Parties an aggregate of 7,750,000 shares of common stock, as consideration for the Värde Parties’ consent to the amendment of the terms of the Series C Preferred Stock and the Series D Preferred Stock to, among other things, eliminate the convertibility of the Series C Preferred Stock and Series D Preferred Stock into shares of common stock and the voting rights of the Series C Preferred Stock and the Series D Preferred Stock.
As a result, the potential dilution of our common stockholders resulting from the conversion of the Second Lien Loans, the Series C Preferred Stock and Series D Preferred Stock was reduced from approximately 53.5 million shares of common stock to approximately 24 million shares of common stock associated with the Series E Preferred Stock. The newly created Series E Preferred Stock is the only potentially dilutive instrument outstanding.

Reduction in Redemption Premium on the Series C Preferred Stock
Additionally, as part of the transactions contemplated by the 2019 Transaction Agreement, the redemption price payable by the Company in connection with a redemption of the Series C Preferred Stock is reduced to a price per share equal to (i) the Stated Value (as defined in the Series C Certificate of Designation) multiplied by 125.0% plus (ii) accrued and unpaid dividends thereon and any other amounts payable by the Company in respect thereof (the “Series C Optional Redemption Price”). Prior to the amendments effected in connection with the closing under the 2019 Transaction Agreement, the percentage specified in clause (i) above would have increased to 130.0% for a redemption of the Series C Preferred Stock effected after December 31, 2019.

Positions the Company to Navigate Strategic Alternatives

The transactions contemplated by the 2019 Transaction Agreement improved our capital structure and position the Company to navigate potential strategic alternatives by (i) converting the Company’s remaining Second Lien Loans with the Värde Parties, aggregating $133.6 million, to a combination of common stock, Series E Preferred Stock and Series F Preferred Stock, (ii) eliminating the conversion features of the Series C Preferred Stock and Series D Preferred Stock, thus reducing potential dilution to the holders of outstanding shares of our common stock and (iii) reducing the redemption premium on the Series C Preferred Stock. Two financial advisory firms assisted the Board with respect to the evaluation and analysis of the transaction, and the transaction was approved by the members of the Board unaffiliated with the Värde Parties.

In accordance with the terms of the 2019 Transaction Agreement, we are seeking stockholder approval of the potential issuance of up to 28,672,940 shares of common stock upon conversion of all shares of our Series E Preferred Stock.

Review of 2019 Transaction Agreement

General. On March 5, 2019, we entered into the 2019 Transaction Agreement by and among the Company and the Värde Parties, pursuant to which the we agreed to:

•
issue to the Värde Parties an aggregate of (i) 9,891,638 shares of the Company’s common stock, (ii) 60,000 shares of Series E Preferred Stock, and (iii) 55,000 shares of Series F Preferred Stock, as consideration for the termination of the Second Lien Credit Agreement (and the satisfaction in full, in lieu of repayment in full in cash, of $133.6 million); and

•
issue to the Värde Parties, as consideration for the amendment and restatement of the Second Amended and Restated Series C Certificate of Designation and the Amended and Restated Series D Certificate of Designation, 7,750,000 shares of our common stock.

Director Designees. The 2019 Transaction Agreement requires that the Board take all actions necessary to increase the number of directors constituting the entire Board by two directors (to total eleven), which vacancies created by the increase are required to be filled by (i) the person designated by the holders of the Series F Preferred Stock and (ii) the person designated by the holders of the Series E Preferred Stock, in each case, as and when required under the Series F Certificate of Designation or the Series E Certificate of Designation, as applicable. The 2019 Transaction Agreement provides that, effective at the closing thereunder, the three directors previously designated by the Värde Parties pursuant to their previously existing rights under the Series C Preferred Stock, Series D Preferred Stock, and the Second Lien Credit Agreement, became the directors entitled to be appointed by the holders of the Series C Preferred Stock and the holders of the Series D Preferred Stock pursuant to the Second Amended and Restated Series C Certificate of Designation and the Amended and Restated Series D Certificate of Designation.

The 2019 Transaction Agreement separately grants to the Värde Parties, for so long as the Värde Parties and their affiliates continue to beneficially own (as defined in Rule 13d-3 under the Exchange Act) shares of common stock representing a percentage ranging from at least 40% to at least 5% of the outstanding shares of common stock to designate members of the Board, ranging from up to five members of the Board to a single member of the Board, depending on the Värde Parties’ percentage of ownership. The 2019 Transaction Agreement provides that the number of directors the Värde Parties are entitled to designate pursuant to the provisions of the 2019 Transaction Agreement described above will be reduced by the total number of directors the holders of the preferred stock of all series are then entitled to appoint pursuant to the certificates of designation.

The Board members appointed or designated by holders of the preferred stock pursuant to the Certificates of Designation or by the Värde Parties pursuant to the 2019 Transaction Agreement must be reasonably acceptable to the Board and its Nominating and Corporate Governance Committee, acting in good faith, but any investment professional of Värde Partners, Inc. or its affiliates will be deemed to be reasonably acceptable. In addition, such Board designees must satisfy applicable SEC and stock exchange requirements and comply with the Company’s corporate governance guidelines.

The 2019 Transaction Agreement provides that the board designation rights provisions of the 2019 Transaction Agreement supersede and replace the similar provisions of the 2018 Transaction Agreement (as defined and described below) and the Securities Purchase Agreement.

Description of Series E and Series F Preferred Stock.

Ranking. The Series F Preferred Stock ranks senior to all of the other series of preferred stock of the Company, and the Series E Preferred Stock ranks senior to the Series D Preferred Stock and the Series C Preferred Stock, in each case with respect to dividends and rights on the liquidation, dissolution or winding up of the Company.

Stated Value. The Series E Preferred Stock and the Series F Preferred Stock have an initial per share stated value of $1,000, subject to increase in connection with the payment of dividends in kind as described below (the “Stated Value”).

Dividends. Holders of the Series E Preferred Stock and Series F Preferred Stock are entitled to receive cumulative preferential dividends, payable and compounded quarterly in arrears on January 1, April 1, July 1 and October 1 of each year, commencing April 1, 2019, at an annual rate of 9.00% of the Stated Value for the Series F Preferred Stock and at an annual rate of 8.25% of the Stated Value for the Series E Preferred Stock. However, if, on any dividend payment date occurring after April 26, 2021, dividends due on such dividend payment date on the Series F Preferred Stock or the Series E Preferred Stock are not paid in full in cash, the annual dividend rate for the dividends due on such dividend payment date (but not for any future dividend payment date on which dividends are paid in full in cash) will be 10.00% on the Series F Preferred Stock and 9.25% on the Series E Preferred Stock. Dividends are payable, at the Company’s option, (i) in cash, (ii) in kind by increasing the Stated Value by the amount per share of the dividend or (iii) in a combination thereof.

In addition to these cumulative preferential dividends, holders of the Series E Preferred Stock and Series F Preferred Stock are entitled to participate in dividends paid on the Company's common stock. For holders of the Series F Preferred Stock, such participation will be based on the dividends such holders would have received if, immediately prior to the applicable record date, each outstanding share of Series F Preferred Stock had been converted into a number of shares of common stock equal to the Series F Optional Redemption Price (as defined below) divided by $7.00, subject to proportionate adjustment in connection with stock splits and combinations, dividends paid in stock and similar events affecting the outstanding common stock (regardless of the fact that shares of the Series F Preferred Stock are not convertible into common stock). For holders of the Series E Preferred Stock, such participation will be based on the number of shares of common stock such holders would have owned if all shares of Series E Preferred Stock had been converted to common stock at the Conversion Rate (as defined below) then in effect.

Optional Redemption. Subject to the limitations described below and certain additional limitations on partial redemptions, the Company has the right to redeem the Series E Preferred Stock, at a price per share equal to (i) the Stated Value then in effect multiplied by (A) 110% if the optional redemption date occurs on or prior to March 5, 2020, (B) 105% if the optional redemption date occurs after March 5, 2020 and on or prior to March 5, 2021 and (C) 100% if the optional redemption date occurs after March 5, 2021, plus (ii) accrued and unpaid dividends thereon and any other amounts payable by the Company in respect thereof (the “Series E Optional Redemption Price”). However, for any optional redemption effected in connection with or following a Change of Control (as defined in the Series E Certificate of Designation) or any mandatory redemption in connection with a Change of Control as described below, the Series E Optional Redemption Price will be calculated under clause (C) above, regardless of when the redemption or Change of Control occurs.

The Company may not effect an optional redemption of the Series E Preferred Stock unless:

•
either (i) as of the optional redemption date, there are no shares of the Series F Preferred Stock outstanding or (ii) all outstanding shares of the Series F Preferred Stock are redeemed on such optional redemption date concurrently with such optional redemption of the Series E Preferred Stock in accordance with the terms of the Series F Certificate of Designation;

•
the aggregate Series E Optional Redemption Price for all shares of the Series E Preferred Stock to be redeemed pursuant to such optional redemption shall not exceed the aggregate amount of net cash proceeds received by the Company from a contemporaneous issuance of common stock issued for the purpose of redeeming such shares of Series E Preferred Stock; and

•
if the optional redemption date occurs prior to March 5, 2022, then (i) the VWAP for at least 20 trading days during the 30 trading day period immediately preceding the notice of the optional redemption has been at least 150% of the Conversion Price (as defined below) then in effect, and (ii) such optional redemption shall be for all (but not less than all) then-outstanding shares of Series E Preferred Stock.

The Series E Preferred Stock is not redeemable at the option of the holders except in connection with a Change of Control as described below and is perpetual unless converted or redeemed in accordance with the Series E Certificate of Designation.

The Company has the right to redeem the Series F Preferred Stock (subject to certain limitations on partial redemptions), at a price per share equal to (i) the Stated Value then in effect, multiplied by 115.0%, plus (ii) accrued and unpaid dividends thereon and any other amounts payable by the Company in respect thereof (the “Series F Optional Redemption Price”).

Conversion. Each share of the Series E Preferred Stock is convertible at any time at the option of the holder into the number of shares of common stock equal to (i) the applicable Series E Optional Redemption Price divided by (ii) the Conversion Price (as defined below) (the “Conversion Rate”). However, for purposes of determining the Conversion Rate, the Series E Optional Redemption Price will be calculated on the basis applicable to an optional redemption occurring after March 5, 2021 (i.e., multiplying the Stated Value by 100.0%), regardless of the timing or circumstances of the conversion. The “Conversion Price” for the Series E Preferred Stock is $2.50, subject to adjustment as described below. The Conversion Price will be subject to proportionate adjustment in connection with stock splits and combinations, dividends paid in stock and similar events affecting the outstanding common stock. Additionally, the Conversion Price will be adjusted, based on a broad-based weighted average formula, if the Company issues, or is deemed to issue, additional shares of common stock for consideration per share that is less than the Conversion Price then in effect, subject to certain exceptions and to the Share Cap (as defined below).

To comply with rules of the NYSE American, the Series E Certificate of Designation provides that the number of shares of common stock issuable on conversion of a share of Series E Preferred Stock may not exceed the Stated Value divided by $1.88 (which was the closing price of the common stock on the NYSE American on March 4, 2019) (the “Share Cap”), subject to proportionate adjustment in connection with stock splits and combinations, dividends paid in stock and similar events affecting the outstanding common stock (such price, as so adjusted, the “Initial Market Price”), prior to the receipt of stockholder approval of the issuance of shares of common stock in excess of the Share Cap upon conversion of shares of Series E Preferred Stock.

The Company does not have the right to force the conversion of shares of the Series E Preferred Stock based on the trading price of the common stock or otherwise.

None of the Series C Preferred Stock, Series D Preferred Stock or Series F Preferred Stock is convertible into common stock.

Change of Control. Upon the occurrence of a Change of Control (as defined in the applicable Certificate of Designation), each holder of shares of the Series E Preferred Stock and Series F Preferred Stock will have the option to:

•	cause the Company to redeem all of such holder’s shares of Series E Preferred Stock or Series F Preferred Stock for cash in an amount per share equal to the applicable Optional Redemption Price;

•	in the case of the Series E Preferred Stock, convert all of such holder’s shares of Series E Preferred Stock into common stock at the Conversion Rate; or

•
continue to hold such holder’s shares of Series E Preferred Stock or Series F Preferred Stock, subject to the Company’s or its successor’s optional redemption rights described above and, in the case of the Series E Preferred Stock, subject to any adjustments to the Conversion Price or the number and kind of securities or other property issuable upon conversion resulting from the Change of Control.

Liquidation Preference. Upon any liquidation, dissolution or winding up of the Company, holders of shares of Series F Preferred Stock will be entitled to receive, prior to any distributions on the Series E Preferred Stock, the Series D Preferred Stock, the Series C Preferred Stock, the common stock or other capital stock of the Company ranking junior to the Series F Preferred Stock, an amount per share equal to the greater of (i) the Series F Optional Redemption Price then in effect and (ii) the proceeds the holders of Series F Preferred Stock would be entitled to receive if, immediately prior to the payment of such amount, each then-outstanding share of the Series F Preferred Stock had been converted into a number of shares of common stock equal to the Series F Optional Redemption Price divided by the Participation Price (regardless of the fact that shares of the Series F Preferred Stock are not convertible into common stock).

Upon any liquidation, dissolution or winding up of the Company, holders of shares of Series E Preferred Stock will be entitled to receive, after any distributions on the Series F Preferred Stock and prior to any distributions on the Series D Preferred Stock, the Series C Preferred Stock, the common stock or other capital stock of the Company ranking junior to the Series E Preferred Stock, an amount per share of Series E Preferred Stock equal to the greater of (i) the Series E Optional Redemption Price then in effect and (ii) the amount such holder would receive in respect of the number of shares of common stock into which such share of Series E Preferred Stock is then convertible.

Board Designation Rights. The Series F Certificate of Designation provides that holders of the Series F Preferred Stock have the right, voting separately as a class, to designate one member of the Board for as long as the aggregate Stated Value of all outstanding shares of the Series F Preferred Stock is at least equal to $13,750,000.

The Series E Certificate of Designation provides that holders of the Series E Preferred Stock have the right, voting separately as a class, to designate one member of the Board for as long as the shares of common stock issuable on conversion of the outstanding shares of Series E Preferred Stock represent at least 5% of the outstanding shares of common stock (giving effect to conversion of all outstanding shares of the Series E Preferred Stock).

Voting Rights. In addition to the Board designation rights described above, holders of Series E Preferred Stock are entitled to vote with the holders of the common stock, as a single class, on all matters submitted for a vote of holders of the common stock. When voting together with the common stock, each share of Series E Preferred Stock will entitle the holder to a number of votes equal to the applicable Stated Value as of the applicable record date or other determination date divided by the greater of (i) the then-applicable Conversion Price and (ii) the then-applicable Initial Market Price.

Holders of shares of Series C Preferred Stock, Series D Preferred Stock, and Series F Preferred Stock are not entitled to vote with the holders of the common stock as a single class on any matter.

Negative Covenants. The Series E Certificate of Designation and Series F Certificate of Designation contain customary negative covenants.
Transfer Restrictions. Shares of Series F Preferred Stock and Series E Preferred Stock and shares of common stock issued on conversion of shares of Series E Preferred Stock may not be transferred by the holder of such shares, other than to an affiliate of such holder, prior to September 5, 2019. After September 5, 2019, such shares will be freely transferable, subject to applicable securities laws.

Review of Underlying Historical Developments related to the 2019 Transaction

Second Lien Credit Agreement. On April 26, 2017, the Company entered into the Second Lien Credit Agreement, by and among the Company, certain subsidiaries of the Company, as guarantors, Wilmington Trust, National Association, as administrative agent, and the lenders party thereto, including Värde, comprised of convertible loans in an aggregate initial principal amount of up to $125 million in two tranches. The first tranche consisted of an $80 million term loan, which was fully drawn and funded on April 26, 2017. The second tranche consisted of up to $45 million in delayed-draw term loans (together with the first tranche, the “Second Lien Loans”). The Second Lien Loans had interest at a rate per annum of 8.25%, compounded quarterly in arrears and payable only in-kind by increasing the principal amount of the loan by the amount of the interest due on each interest payment date. The Second Lien Loans were to mature on April 26, 2021.

Each tranche of the Second Lien Loans was separately convertible at any time, in full and not in part, at the option of the Lead Lender, as follows: (i) 70% of the principal amount of each tranche of the Second Lien Loans, together with accrued and unpaid interest and the make-whole premium on such principal amount, would convert into a number of newly issued shares of common stock determined by dividing the total of such principal amount, accrued and unpaid interest and make-whole premium by $5.50 (subject to certain customary adjustments, the “Conversion Price”); and (ii) 30% of the principal amount of the Conversion Sum would convert on a dollar for dollar basis into a new term loan. Additionally, the Company had the option to convert the Second Lien Loans, in whole or in part, into shares of common stock at any time or from time to time if, at the time of exercise of the Company’s conversion option, the closing price of the common stock on the principal exchange on which it is traded had been at least 150% of the Conversion Price then in effect for at least 20 of the 30 immediately preceding trading days. Conversion at the Company’s option would occur on the same terms as conversion at the Lender’s option.

The Second Lien Credit Agreement was amended on several occasions, including to among other things, permit us to issue the Series C Preferred Stock (described below) and to provide for the reduction in the principal amount of the Second Lien Term Loan under the Second Lien Credit Agreement pursuant to the 2018 Transaction Agreement.

As discussed below, the obligations outstanding under the Second Lien Credit Agreement were satisfied in full and the Second Lien Credit Agreement was terminated pursuant to the 2019 Transaction Agreement.

2018 Transaction Agreement. On October 10, 2018, we entered into a transaction agreement (the “2018 Transaction Agreement”) by and among the Company and the Värde Parties, pursuant to which we agreed to issue to the Värde Parties shares of Series D Preferred Stock (as defined below) and common stock as consideration for the reduction of its Second Lien Term Loans by approximately $68 million. Specifically, the Company agreed to issue to the Värde Parties (i) an aggregate of 5,952,763 shares of the Company’s common stock, par value $0.0001 per share, and (ii) 39,254 shares of a newly created series of preferred stock of the Company, designated as “Series D 8.25% Convertible Participating Preferred Stock” (the “Series D Preferred Stock”), as consideration for the reduction by approximately $56.3 million of the outstanding principal amount of the Second Lien Term Loan under the Second Lien Credit Agreement, together with accrued and unpaid interest and the make-whole premium thereon which totaled approximately $11.9 million.

Additionally, the 2018 Transaction Agreement provided for the issuance of an additional $25 million tack-on to the existing Series C Preferred equity (same terms as original) to further enhance liquidity and position the Company to take advantage of identified accretive acquisition opportunities concurrent with the second lien debt conversion. The Company agreed to issue and sell to the Värde Parties 25,000 shares of a newly created subseries of the Company’s Series C 9.75% Convertible Participating Preferred Stock, designated as “Series C-2 9.75% Convertible Participating Preferred Stock” (the “Series C-2 Preferred Stock”), for a purchase price of $1,000 per share, or an aggregate of $25 million. Pursuant to an Amended and Restated Certificate of Designation of Preferences, Rights and Limitations of Series C-1 9.75% Convertible Participating Preferred Stock and Series C-2 9.75% Convertible Participating Preferred Stock (the “Series C Certificate of Designation”), the outstanding 100,000 shares of the Company’s Series C 9.75% Convertible Participating Preferred Stock were re-designated as “Series C-1 9.75% Convertible Participating Preferred Stock” (the “Series C-1 Preferred Stock” and, together with the Series C-2 Preferred Stock, the “Series C Preferred Stock”).

Reasons for Stockholder Approval

Stockholder approval of this proposal is being sought solely to comply with the terms of the 2019 Transaction Agreement and, to the extent applicable, Section 713 of the NYSE American rules governing the issuance of securities when any such issuances in the aggregate would exceed 20% of an issuer’s outstanding capital stock or might be considered a change of control (as defined by NYSE American).

Effect upon Rights of Existing Stockholders

Our current stockholders will continue to own their existing shares after the transaction described in this proposal. If stockholders approve this proposal, the Series E Preferred Stock (including dividends and conversion premiums thereon) will be convertible into shares of common stock, pursuant to the terms thereof, without additional stockholder approval.

If stockholders approve this proposal, the principal effect upon the rights of existing stockholders upon the conversion of the Series E Preferred Stock will be a dilution in their current percentage ownership in the Company. Assuming the sale of all 60,000 shares of Series E Preferred Stock issued pursuant to the 2019 Transaction Agreement and upon conversion of all such shares, the Värde Parties will hold in the aggregate 41.3% of our outstanding shares of common stock. This percentage does not give effect to (i) the issuance of shares of common stock for dividends, premiums or conversion premiums under the Series E Preferred Stock, (ii) the issuance of shares of common stock pursuant to our other outstanding options, warrants and convertible securities, or (iii) any other future issuances of our common stock. The issuance of shares of common stock pursuant to the conversion of the Series E Preferred Stock and the sale of such shares by such holders into the public market, also could materially and adversely affect the market price of our common stock.

The total number of shares of common stock potentially issuable in connection with this proposal is currently approximately 28,672,940 shares as the total number of shares potentially issuable on April 26, 2021, after which the company has the option to pay cash dividends or continue to PIK at an increased rate, assuming the payment of dividends on the Series E Preferred Stock solely in shares of common stock, for a until the maturity date of each of the securities, and not taking into account any decrease in the trading price of our common stock subsequent to the date hereof.

Interests of Directors, Officers and Affiliates

Mr. Johanning, a member of our Board, is the Technical Director of Värde Partners, Inc.’s energy business, and Mr. Specks, a member of our Board, is a Managing Director of Värde Partners, Inc. None of our other current directors, officers or affiliates has an interest in the Series E Preferred Stock.

Registration Rights

We have agreed to provide piggy back registration rights and demand rights for the resale the shares of common stock issuable upon conversion of the Series E Preferred Stock. Upon such registration, these shares will be freely tradable in the public market without restriction (other than restrictions imposed on any affiliates of the Company).

Vote Required

The affirmative vote of the holders of a majority of the shares represented in person or by proxy and entitled to vote on the subject matter under consideration shall be the act of the stockholders pursuant to the Company’s bylaws. Additionally, a majority of the votes cast is required by the NYSE American rules to approve the issuance of shares of common stock exceeding 19.99% of our outstanding common stock, issuable upon conversion of the Series E Preferred Stock sold pursuant to the terms of the 2019 Transaction Agreement, including shares issuable for dividends and conversion premiums thereon.

Recommendation of Our Board

THE BOARD UNANIMOUSLY RECOMMENDS THAT OUR STOCKHOLDERS VOTE “FOR” THE PROPOSAL TO APPROVE THE ISSUANCE OF SHARES OF OUR COMMON STOCK ISSUABLE UPON CONVERSION OF ALL SHARES OF OUR SERIES E PREFERRED STOCK PURSUANT TO THE TRANSACTION AGREEMENT, DATED AS OF MARCH 5, 2019, BETWEEN THE COMPANY AND THE VÄRDE PARTIES.

DIRECTORS, EXECUTIVE OFFICERS AND CORPORATE GOVERNANCE

The following table sets forth the names, ages and positions of the persons who are our directors and executive officers as of March 26, 2019:

Name	Age	Position
Ronald D. Ormand	60	Chief Executive Officer and Executive Chairman of the Board of Directors
Nuno Brandolini	65	Director
R. Glenn Dawson	62	Director
John Johanning	33	Director
Markus Specks	34	Director
Mark Christensen	50	Director
Michael G. Long	66	Director
Nicholas Steinsberger	55	Director
David M. Wood	62	Director
Joseph C. Daches	52	President, Chief Financial Officer and Treasurer
James W. Denny III	71	Executive Vice President, Operations

Our directors hold office for a period of one year from their election at the annual meeting of stockholders and until a particular director’s successor is duly elected and qualified. Officers are elected by, and serve at the discretion of, our Board. None of the above individuals has any family relationship with any other.

The biographies for Messrs. Ormand, Brandolini, Dawson, Johanning, Specks, Christensen, Long, Steinsberger and Wood are set forth under Proposal 1 of this proxy statement.

Ronald D. Ormand: Chief Executive Officer, Executive Chairman of the Board of Directors.  Mr. Ormand joined our Board in February 2015, bringing with him more than 33 years of experience as a senior executive and investment banker in energy, including extensive financing and mergers and acquisitions expertise in the oil and gas industry. He currently serves as our Chief Executive Officer and has held that position since April 6, 2018. During his career, he has completed more than $25 billion of capital markets and financial advisory transactions, both as a principal and as a banker. Prior to joining Lilis, Mr. Ormand served as the Chairman and Head of the Investment Banking Group at MLV & Co. (“MLV”), which is now owned by FBR & Co., after it acquired MLV in September of 2015. After the acquisition, Mr. Ormand served as Senior Managing Director and Senior Advisor at FBR & Co. until May 2016, where he focused on investment banking and principal investments in the energy sector. Prior to joining MLV in November 2013, from 2009 to 2013, Mr. Ormand was a senior executive at Magnum Hunter Resources Corporation, or MHR (NYSE:MHR), an exploration and production company engaged in unconventional resource plays, as well as midstream and oilfield services operations. He was part of the management team that took over prior management and grew MHR from approximately $35 million enterprise value to over $2.5 billion enterprise value at the time he left in 2013. Mr. Ormand served on the Board of Directors and in several senior management positions for MHR, including Executive Vice President, Chief Financial Officer and Executive Vice President of Capital Markets. Mr. Ormand’s career also includes serving as Managing Director and Group Head of U.S. Oil and Gas Investment Banking at CIBC World Markets and Oppenheimer (1988 – 2004); Head of North American Oil and Gas Investment Banking at West LB A.G. (2005 – 2007), and President and CFO of Tremisis Energy Acquisition Corp. II, an energy special purpose acquisition company from 2007 – 2009. Mr. Ormand has previously served as a Director of Greenhunter Resources, Inc. (2011 – 2013), Tremisis (2007 – 2009), and Eureka Hunter Holdings, Inc., a private midstream company (2010 – 2013). Mr. Ormand holds a B.A. in Economics, a M.B.A. in Finance and Accounting from UCLA and studied Economics at Cambridge University, England.

Joseph C. Daches: President, Chief Financial Officer and Treasurer.  Mr. Daches has been Chief Financial Officer and Treasurer of Lilis since January 23, 2017, and President of Lilis since August 16, 2018. Mr. Daches has more than 25 years’ experience in management and working with boards of directors, banks and attorneys, primarily within the energy industry. Mr. Daches has helped guide several oil and gas companies through financial strategy activities, capital raises, and both public and private offerings. Mr. Daches possesses significant business experience and knowledge related to the oil and gas industry, including A&D transactions, oil and gas reporting, SEC reporting, corporate governance and compliance, budgeting and business valuations. Prior to joining the Company, Mr. Daches held the position of CFO at MHR, where he concluded his tenure by successfully guiding MHR through a restructuring and upon emergence was appointed Co-CEO by the new board of directors. Prior to joining MHR, Mr. Daches served as Executive Vice President and Chief Accounting Officer of Energy & Exploration Partners, Inc. since September 2012 and as a director of that company since April 2013. He previously served as a partner and

Managing Director of the Willis Consulting Group, LLC, from January 2012 to September 2012. From October 2003 to December 2011, Mr. Daches served as the Director of E&P Advisory Services at Sirius Solutions, LLC, where he was primarily responsible for financial reporting, technical, and oil and gas accounting and the overall management of the E&P advisory services practice. Mr. Daches earned a Bachelor of Science in Accounting from Wilkes University in Pennsylvania, and he is a certified public accountant in good standing with the Texas State Board of Public Accountancy.

James W. Denny III: Executive Vice President, Operations. On March 26, 2018, Mr. Denny joined Lilis as the Executive Vice President of Operations. Mr. Denny brings to Lilis more than 45 years of industry related experience. Prior to joining Lilis, Mr. Denny served as Vice President at Siltstone and as Magnum Hunter Resource Corporation’s Executive Vice President of Operations and as President of the Appalachian Division. Mr. Denny also served as President and Chief Executive Officer of Gulf Energy Management Company, a wholly-owned subsidiary of Harken Energy Corporation. In his capacity as President and Chief Executive Officer of Gulf Energy Management, Mr. Denny was responsible for all facets of Gulf Energy Management’s North American operations. He is a registered professional engineer in the state of Louisiana and is a certified earth scientist. He is also a member of various industry associations, including the American Petroleum Institute, the National Society of Professional Engineers, the Society of Petroleum Engineers and the Society of Petroleum Evaluation Engineers. He is a graduate of the University of Louisiana-Lafayette with a Bachelor of Science in Petroleum Engineering.

Corporate Governance

The Board of Directors and Committees

Our Board conducts its business through meetings and through its committees. Our Board held ten meetings in 2018 and took action by unanimous written consent on one occasion. Each director attended at least 75% of (i) the meetings of the Board held after such director’s appointment and (ii) the meetings of the committees on which such director served, after being appointed to such committee. Our policy regarding directors’ attendance at the annual meetings of stockholders is that all directors are expected to attend, absent extenuating circumstances. In 2018, we had two directors attend our Annual Meeting.

Board Leadership Structure

Currently, the Board has selected Mr. Ormand to hold the position of both Chairman of the Board and CEO. Mr. Ormand’s experience at the Company and holding various executive leadership roles in industry has afforded him intimate knowledge of the issues, challenges and opportunities facing the Company. Accordingly, he is well positioned to focus the Board’s attention on the most pressing issues facing the Company. The Board believes this current structure is most advantageous to the Company.

The Board’s Role in Risk Oversight

It is management’s responsibility to assess and manage risk and bring to the Board’s attention any material risks to our Company. While our management team is responsible for assessing and managing material risks, our Board and Board committees generally oversee risk management. The Board also has oversight responsibility for our risk policies and processes relating to the financial statements and financial reporting processes and the guidelines, policies and processes for mitigating those risks.

Corporate Governance Guidelines

Our Board has developed and adopted Corporate Governance Guidelines to establish a common set of expectations to assist our Board and its committees in performing their duties. The Corporate Governance Guidelines provide guidance to our directors on various subjects, including our directors' responsibilities, director qualification standards, director compensation, and access to management and independent advisors. A copy of our Corporate Governance Guidelines is available on our website at www.lilisenergy.com under “Investor Relations - Corporate Governance.”

Director Independence

Our Board follows the standards of independence established under the rules of the NYSE American, as well as our Corporate Governance Guidelines on Director Independence, in determining if directors are independent. The Board has determined that seven of our current directors, Mr. Brandolini, Mr. Dawson, Mr. Johanning, Mr. Specks, Mr. Long, Mr. Steinsberger, and Mr. Wood are “independent directors” under the NYSE American rules referenced above.

No independent director receives, or has received, any fees or compensation directly as an individual from us other than compensation received in his capacity as a director or indirectly through their respective companies, except as described below. See “Certain Relationships and Related Transactions, and Director Independence”. There were no transactions, relationships or arrangements not otherwise disclosed that were considered by the Board in determining whether any of the directors were independent.

Committees of the Board of Directors

Pursuant to our bylaws, our Board is permitted to establish committees from time to time as it deems appropriate. To facilitate independent director review and to make the most effective use of our directors’ time and capabilities, our Board has established an Audit Committee, a Compensation Committee, a Nominating and Corporate Governance Committee, and a Reserves Committee. The membership and principal functions of these committees are described below.

Audit Committee

Currently, our Audit Committee consists of Mr. Long, who is the chairman of the Audit Committee, Mr. Dawson and Mr. Wood. Our Board of Directors determined that each of Mr. Long, Mr. Dawson and Mr. Wood are independent as required by NYSE American for audit committee members. In addition, our Board of Directors determined that Mr. Long meets the requisite SEC criteria to qualify as an audit committee financial expert. The Audit Committee met five times during the year ended December 31, 2018, and acted by written consent twice, but met separately on several occasions in connection with meetings of the full Board.

The Audit Committee selects, compensates and evaluates an independent public accounting firm to act as the Company's independent auditors, as well as any other necessary registered public accounting firms. In addition, the Audit Committee reviews all critical accounting policies and practices to be used in the Company’s audit and reviews all alternative treatments of financial information within generally accepted accounting principles. The Audit Committee also reviews with management and our independent auditors any major issues regarding accounting principles and financial statement presentation and any significant financial reporting issues and judgments. Under its charter, the Audit Committee monitors compliance with our Code of Business Conduct.

The Audit Committee is governed by a written charter that is reviewed, and amended if necessary, on an annual basis. A copy of the charter is available on our website at www.lilisenergy.com under “Investor Relations — Corporate Governance.”

Compensation Committee

Currently, our Compensation Committee consists of Mr. Dawson, who is the chairman of the committee, Mr. Brandolini and Mr. Long.

The Compensation Committee met three times during the year ended December 31, 2018, and acted by written consent three times. The Compensation Committee has also met separately on several occasions in connection with meetings of the full Board. The Board determined that each of Mr. Dawson, Mr. Brandolini and Mr. Long were independent as required by NYSE American for Compensation Committee members.

The Compensation Committee reviews, approves and modifies our executive compensation program, plans and awards provided to our directors, executive officers and key employees. The Compensation Committee also reviews and approves short-term and long-term incentive plans and other stock or stock-based incentive plans. In addition, the committee reviews our compensation and benefit philosophy, plans and programs on an as-needed basis. In reviewing our compensation and benefits policies, the Compensation Committee may consider the recruitment, development, promotion, retention and compensation of our executive and senior officers; trends in management compensation; and any other factors that it deems appropriate.

The Compensation Committee, at least annually, reviews and approves the corporate goals and objectives applicable to the compensation of the Company’s CEO, evaluates the CEO’s performance in light of those goals and objectives, and determines and approves the CEO’s compensation level based on the evaluation. The CEO is not permitted to be present during any Compensation Committee deliberations or voting with respect to his compensation. The Compensation Committee also, at least annually, reviews and approves the annual base salaries and incentive opportunities of the executive officers (other than the CEO) and reviews and approves all other incentive awards and opportunities, including both cash-based and equity based awards and opportunities.

Under its charter, the Compensation Committee may create and delegate such tasks to such standing or ad hoc subcommittees as it may determine to be necessary or appropriate for the discharge of its responsibilities, as long as the subcommittee has at least the minimum number of directors necessary to meet regulatory requirements. The Compensation Committee may engage consultants in determining or recommending the amount of compensation paid to our directors and executive officers. In the past, the Compensation Committee has engaged Longnecker & Associates (the "Compensation Consultant") to assist in evaluating and designing the compensation program for our executive officers and directors. The Compensation Consultant has been engaged directly by the Compensation Committee and has reported directly to the Compensation Committee, which is solely responsible for determining the scope of services performed by the Compensation Consultant and the directions given to the Compensation Consultant regarding the performance of such services.

The Compensation Committee is governed by a written charter that is reviewed, and amended if necessary, on an annual basis. A copy of the charter is available on our website at www.lilisenergy.com under “Investor Relations - Corporate Governance.”

Reserves Committee

Currently, our Reserves Committee consists of Mr. Dawson, who is the chairman of the committee, Mr. Steinsberger and Mr. Johanning. The Reserves Committee met three times during the year ended December 31, 2018.

The primary responsibilities of the Reserves Committee include retaining and meeting with independent petroleum engineering consultants in the review and evaluation of the Company’s hydrocarbon reserves. In addition, the Reserves Committee meets with our senior reserves engineering personnel and reviews any reserves reporting issues or questions. The Reserves Committee also reviews our significant reserves engineering principles and policies and any significant changes thereto, as well as any proposed changes in reserves engineering standards and principles which may have a material impact on our reserves disclosures.

The Reserves Committee is governed by a written charter that is reviewed, and amended if necessary, on an annual basis. A copy of the charter is available on our website at www.lilisenergy.com under “Investor Relations - Corporate Governance.”

Nominating and Corporate Governance Committee

Currently, our Nominating and Corporate Governance Committee consists of Mr. Brandolini, who is the chairman of the committee, Mr. Specks and Mr. Wood. The Nominating and Corporate Governance Committee met once during the year ended December 31, 2018, but met separately on several occasions in connection with meetings of the full Board.

The primary responsibilities of the Nominating and Corporate Governance Committee include identifying, evaluating and recommending, for the approval of the entire Board, potential candidates to become members of the Board, recommending membership on standing committees of the Board, developing and recommending to the entire Board corporate governance principles and practices for our company and assisting in the implementation of such policies, and assisting in the identification, evaluation and recommendation of potential candidates to become officers of our Company.

     Director Nominations and Qualifications

The Nominating and Governance Committee is responsible for the Company’s director nominations process and procedures. The Nominating and Governance Committee considers any director candidates recommended by the Company’s stockholders pursuant to the procedures set forth in the Corporate Governance Guidelines, which provides that all nominees shall be submitted to the Company’s Chief Financial Officer.

The Nominating and Governance Committee makes recommendations to the Board regarding minimum qualifications of director candidates, and processes for identifying and nominating directors. In connection with the selection and nomination process, the Nominating and Governance Committee and the Board review the desired experience, mix of skills and other qualities to assure appropriate Board composition, taking into account the current Board members and the specific needs of the Company and the Board. The Board generally looks for individuals who have displayed high ethical standards, integrity, and sound business judgment. This process is designed to ensure that the Board includes members with diverse backgrounds, skills and experience, including appropriate financial and other expertise relevant to the business of the Company.

To identify Board nominees, the Nominating and Governance Committee solicits recommendations from existing directors and the Company’s senior management. These recommendations are considered along with any recommendations that have been received from stockholders. The Nominating and Governance Committee may, in its discretion, retain a search firm to provide additional candidates. Additionally, the Värde Parties, who are stockholders in the Company, have the right, as the holders of a majority of the shares of each series of our preferred stock, to designate certain nominees for director in accordance with the Company’s Second Amended and Restated Series C Certificate of Designation, the Amended and Restated Series D Certificate of Designation, Series F Certificate of Designation and the Series E Certificate of Designation. Mr. Johanning, Mr. Specks, and Mr. Christensen, all of whom are currently serving on our Board and have consented to be named in this proxy statement, were designated by the Värde Parties pursuant to the Series C Certificate of Designation and Series D Certificate of Designation. No board members have been designated at this time pursuant to the Series E Certificate of Designation and Series F Certificate of Designation; however, the Board will be expanding to eleven directors, and the Värde Parties will designate the two new directors pursuant to the Series E Certificate of Designation and Series F Certificate of Designation. Värde and its members have not been involved in any legal proceeding during the past ten years.

The Nominating and Governance Committee has the authority, in its sole discretion, to select, retain and obtain the advice of a director search firm, outside counsel, or such other advisors as necessary to assist with its responsibilities and has the sole authority and responsibility for hiring, overseeing the work, approving the fees and retention terms for, and terminating the services of, any such search firm, outside counsel, or other advisors.

Board of Directors Diversity

The Board considers individual’s background, experience and skills that the Board desires to have represented among its members. Diversity of background and experience, including diversity of race, ethnicity, international background, gender and age, are factors that are considered by the Nominating and Governance Committee when evaluating candidates for Board membership.

The Nominating and Corporate Governance Committee reviews our Code of Business Conduct and its enforcement, and reviews and recommends to our Board whether waivers should be made with respect to such code. During the year ended December 31, 2018, there were no material changes to the procedures by which security holders may recommend nominees to our Board.

The Nominating and Governance Committee is governed by a written charter that is reviewed, and amended if necessary, on an annual basis. A copy of the charter may be found on our website at www.lilisenergy.com under “Investor Relations - Corporate Governance.”

Communications with the Board of Directors

Stockholders may communicate with our Board or any of the Company's directors by sending written communications addressed to the Board or any of the directors, at Lilis Energy, Inc., 1800 Bering Drive, Suite 510, Houston, TX 77057, Attention: Chief Financial Officer. All communications are compiled by the Chief Financial Officer and forwarded to the Board or the individual director(s) accordingly.

Code of Ethics and Corporate Governance Guidelines

Our Board has adopted a Code of Business Conduct that applies to all of our officers and employees, including our chief executive officer, chief financial officer or controller, and persons performing similar functions. Our Code of Business Conduct codifies the business and ethical principles that govern all aspects of our business.

Our Board has developed and adopted Corporate Governance Guidelines to establish a common set of expectations to assist the Board, and its committees in performing their duties. The Corporate Governance Guidelines provide guidance to our directors on various subjects, including our director’s responsibilities, director qualification standards, director compensation, and access to management and independent advisors.

A copy of our Code of Business Conduct and Corporate Governance Guidelines are available on our website at www.lilisenergy.com under “Investor Relations - Corporate Governance.” We will undertake to provide a copy of our Code of Business Conduct and Corporate Governance Guidelines to any person, at no charge, upon a written request. All written requests should be directed to: Lilis Energy, Inc., 1800 Bering Drive, Suite 510, Houston, TX 77057, Attention: Chief Financial Officer. If any substantive amendments are made to our Code of Business Conduct, or if any waiver (including any implicit waiver) is granted from any provision of the Code of Business Conduct to our chief executive officer, chief financial officer or controller, we will disclose the nature of such amendment or waiver on our website at www.lilisenergy.com under “Investor Relations - Corporate Governance” or, if required, in a Current Report on Form 8-K.

Report of the Audit Committee of the Board

The Audit Committee has (i) reviewed and discussed the audited financial statements for the fiscal year ended December 31, 2018 with management, (ii) discussed with BDO, our independent registered public accounting firm, for the fiscal year ended December 31, 2018, the matters required to be discussed by Auditing Standard No. 1301, Communications with Audit

Committees, as adopted by the Public Company Accounting Oversight Board and (iii) received the written disclosures and the letter from its independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent accountants’ communications with the Audit Committee concerning independence, and has discussed with the independent registered public accounting firm the accounting firm’s independence.

Based on the review and discussions referred to above, the Audit Committee has recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018.

The Audit Committee

R. Glenn Dawson
Michael G. Long
David M. Wood

EXECUTIVE AND DIRECTOR COMPENSATION

Executive Compensation for Fiscal Year 2018

We are currently considered a "smaller reporting company" for purposes of the SEC's executive compensation and other disclosure rules. In accordance with such rules, we are required to provide a Summary Compensation Table and an Outstanding Equity Awards at Fiscal Year End Table, as well as limited narrative disclosures.

The compensation earned by our executive officers for the year ended December 31, 2018, consisted of base salary, short-term incentive compensation consisting of cash bonus payments and long-term incentive compensation consisting of awards of stock grants. All share and per share amounts, fair values per share and exercise prices that appear in this section have been adjusted to reflect the 1-for-10 reverse stock split of our outstanding common stock effected on June 23, 2016.

Summary Compensation Table

The table below sets forth compensation paid to our chief executive officer, chief financial officer and our two other most highly compensated executive officers during the fiscal years ended December 31, 2018 and 2017, which we refer to as our named executive officers (“NEOs”) for the years ended December 31, 2018 and 2017.

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(2)	Stock Awards ($)(3)	Option Awards ($)(4)	All Other Compensation ($)(5)	Total ($)
Ronald Ormand(6)	2018	$500,000	$1,250,000	$—	$—	$24,326	$1,774,326
(Chief Executive Officer and Executive Chairman)	2017	379,167	625,000	2,500,000	—	25,788	3,529,955

Joseph C. Daches	2018	420,513	600,000	—	—	33,730	1,054,243
(President, Chief Financial Officer and Treasurer)	2017	383,333	1,248,900	3,001,100	—	25,788	4,659,121

James W. Denny III	2018	255,458	100,000	876,000	—	17,966	1,249,424
(Executive Vice President, Operations)

James Linville(7)	2018	123,077	—	—	—	624,070	747,147
(Former Chief Executive Officer)	2017	207,576	100,000	847,000	861,250	12,438	2,028,264

Ariella Fuchs(8)	2018	37,500	—	—	—	391,134	428,634
(Former General Counsel and Secretary)	2017	300,000	1,148,500	1,500,000	—	17,687	2,966,187

(1)	The base salary amounts in this column represent actual base compensation paid or earned through the end of the applicable year.

(2)	The amounts in this column include annual bonuses paid for the applicable year.

(3)
The amounts in this column represent the aggregate grant date fair value of stock awards granted during the applicable year. The grant date fair values for restricted stock awards were computed in accordance with FASB ASC Topic 718. The amounts reported in this column reflect the accounting cost for the stock awards and do not necessarily correspond to the actual economic value that may be received for the stock awards.

(4)
The amounts in this column represent the grant date fair value of stock options granted in the applicable year computed in accordance with FASB ASC Topic 718. The amounts reported in this column reflect the accounting cost for the options and do not correspond to the actual economic value that may be received for the options. The assumptions used to calculate the fair value of options are set forth in the notes to our consolidated financial statements included on our Form 10-K for the year ended December 31, 2018.

(5)
For 2018, this amount includes $24,326, $24,326, $12,661, $24,070, and $16,903 paid for reimbursement of health insurance premiums to Mr. Ormand, Mr. Daches, Mr. Denny, Mr. Linville and Ms. Fuchs, respectively.

(6)	Effective April 6, 2018, Mr. Ormand was appointed Chief Executive Officer. Since July 11, 2016, Mr. Ormand has also been serving as Executive Chairman of our Board which is an officer position.

(7)	Effective April 6, 2018, Mr. Linville resigned as our CEO, and as a member of our Board.

(8)	On February 16, 2018, Ariella Fuchs ceased serving as the Executive Vice President, General Counsel, and Secretary of the Company.

Outstanding Equity Awards at Fiscal Year-End

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Market or Payout Value of Unearned Shares, Units or Other Rights That have Not Vested
Ronald D. Ormand	250,000	—	—	$2.98	12/15/2026	165,000	$226,050	$—
Joseph Daches	750,000	—	—	$2.98	12/15/2026	132,000	$180,840	$—
James W. Denny III	—	—	—	$—	—	132,000	$180,840	$—
James Linville (2)	—	—	—	$—	—	—	$—	$—
Ariella Fuchs(3)	42,478	—	—	$2.98	—	—	$—	$—

Vesting of options and stock awards reflected in this table is subject to continuous service with our Company, except that unvested awards may vest upon termination by us without cause, termination by the officer for good reason, or termination due to the officer’s disability or death (in each case as set forth in the applicable award agreement or employment agreement).

(1)	The market value of the stock awards is based on the closing price per share of our common stock on the NYSE American on December 31, 2018, which was $1.37.

(2)	Upon his departure on April 6, 2018, the unvested portion of his options and restricted stock were forfeited.

(3)	The unvested options and restricted stock granted to Ms. Fuchs were subject to accelerated vesting in connection with her separation from the Company in February 2018.

Employment Agreements and Other Compensation Arrangements

2012 Equity Incentive Plan (“2012 EIP”) (formerly the Recovery Energy, Inc. 2012 Equity Incentive Plan)

Our Board and stockholders approved our 2012 EIP in August 2012. The 2012 EIP provided for grants of equity incentives to: attract, motivate and retain the best available personnel for positions of substantial responsibility; provide additional incentives to our employees, directors and consultants; and promote the success and growth of our business. Equity incentives that were available for grant under our 2012 EIP included stock options, stock appreciation rights (SARs), restricted stock awards, restricted stock units (RSUs), and unrestricted stock awards.

Our 2012 EIP is administered by our Compensation Committee, subject to the ultimate authority of our Board, which has full power and authority to take all actions and to make all determinations required or provided for under the 2012 EIP.

Under our 2012 EIP, 1,000,000 shares of our common stock were available for issuance. As a result of the adoption of our 2016 Plan, awards are no longer made under the 2012 EIP, as discussed below.

2016 Omnibus Incentive Plan (“2016 Plan”)

Background

Our 2016 Plan was approved by our Board effective April 20, 2016, and approved by our stockholders at the Company's 2016 annual meeting on May 23, 2016. Our 2016 Plan replaced our 2012 EIP.

The purposes of our 2016 Plan are to create incentives that are designed to motivate eligible directors, officers, employees and consultants to put forth maximum effort toward our success and growth, and to enable us to attract and retain experienced individuals who by their position, ability and diligence are able to make important contributions to our success.

On a go forward basis, the Company intends to base compensation on certain performance matrices relating to employees positions or roles and standards utilized by its peers in the industry. By using measurable goals, the Company can more easily validate award increases based on employee and Company performance combined and assure that the Company remains competitive.

Eligibility

Awards may be granted under our 2016 Plan to our officers, employees, directors, consultants and advisors and its affiliates. Tax-qualified incentive stock options may be granted only to our employees.

Administration

Our 2016 Plan may be administered by our Board or the Compensation Committee. Our Compensation Committee, in its discretion, generally selects the individuals to whom awards may be granted, the time or times at which awards are granted and the terms and conditions of awards.

Number of Authorized Shares

When initially approved by our stockholders, 50,000,000 shares of our common stock were made available for issuance under our 2016 Plan. As a result of our 1-for-10 reverse stock split, which took effect on June 23, 2016, the number of shares available for issuance under our 2016 Plan was automatically reduced to 5,000,000. On August 25, 2016, our Board approved an amendment to our 2016 Plan to increase the maximum number of shares that may be issued from 5,000,000 to 10,000,000, and our stockholders approved that amendment at a special meeting on November 3, 2016. On May 15, 2017, our Board approved a second amendment to the 2016 Plan to increase the maximum number of shares of our common stock that may be issued under the 2016 Plan from 10,000,000 to 13,000,000, and our stockholders approved that amendment at the 2017 Annual Meeting. In 2018, our Board and our stockholders approved a third amendment to the 2016 Plan to increase the maximum number of shares of our common stock that may be issued under the 2016 Plan from 13,000,000 to 18,000,000.

Up to 18,000,000 shares may be granted as tax-qualified incentive stock options under our 2016 Plan. The shares issuable under our 2016 Plan consist of authorized and unissued shares, treasury shares or shares purchased on the open market or otherwise.

If any award is canceled, terminates, expires or lapses for any reason prior to the issuance of shares or if shares are issued under our 2016 Plan and thereafter are forfeited to us, the shares subject to those awards and the forfeited shares will not count against the aggregate number of shares available for grant under the plan. In addition, the following items will not count against the aggregate number of shares available for grant under our 2016 Plan: (1) the payment in cash of dividends or dividend equivalents under any outstanding award, (2) any award that is settled in cash rather than by issuance of shares, (3) shares surrendered or tendered in payment of the option price or purchase price of an award or any taxes required to be withheld in respect of an award or (4) awards granted in assumption of or in substitution for awards previously granted by an acquired company.

Limits on Awards to Nonemployee Directors

The maximum number of shares subject to awards under our 2016 Plan granted during any calendar year to any nonemployee member of our Board, taken together with any cash fees paid to the director during the fiscal year, may not exceed $500,000 in total value (calculating the value of any such awards based on the grant date fair value of such awards for financial reporting purposes).

Types of Awards

Our 2016 Plan permits the granting of any or all of the following types of awards: stock options, which entitle the holder to purchase a specified number of shares at a specified price; SARs, which, upon exercise, entitle the holder to receive payment per share in stock or cash equal to the excess of the share’s fair market value on the date of exercise over the grant price of the SAR; restricted stock, which are shares of common stock subject to specified restrictions; RSUs, which represent the right to receive shares of our common stock in the future; other types of equity or equity-based awards; and performance awards, which entitle participants to receive a payment from us, the amount of which is based on the attainment of performance goals established by the Compensation Committee over a specified award period.

No Repricing

Without stockholder approval, our Compensation Committee is not authorized to (1) lower the exercise or grant price of a stock option or SAR after it is granted, except in connection with certain adjustments to our corporate or capital structure permitted by our 2016 Plan, such as stock splits, (2) take any other action that is treated as a repricing under generally accepted accounting principles or (3) cancel a stock option or SAR at a time when its exercise or grant price exceeds the fair market value of the underlying stock, in exchange for cash, another stock option or SAR, restricted stock, RSUs or other equity award, unless the cancellation and exchange occur in connection with a change in capitalization or other similar change.

Clawback

All awards granted under our 2016 Plan will be subject to all applicable laws regarding the recovery of erroneously awarded compensation, any implementing rules and regulations under such laws, any policies we adopt to implement such requirements and any other compensation recovery policies as we may adopt from time to time.

Transferability

2016 Plan awards are not transferable other than by will or the laws of descent and distribution, except that in certain instances transfers may be made to or for the benefit of designated family members of the participant for no value.

Effect of Change in Control

Under our 2016 Plan, in the event of a change in control, outstanding awards will be treated in accordance with the applicable transaction agreement. If no treatment is provided for in the transaction agreement, each award holder will be entitled to receive the same consideration that stockholders receive in the change in control for each share of stock subject to the award holder’s awards, upon the exercise, payment or transfer of the awards, but the awards will remain subject to the same terms, conditions and performance criteria applicable to the awards before the change in control, unless otherwise determined by our Compensation Committee. In connection with a change in control, outstanding stock options and SARs can be canceled in exchange for the excess of the per share consideration paid to stockholders in the transaction, minus the applicable exercise price.

Subject to the terms and conditions of the applicable award agreement, awards granted to nonemployee directors will fully vest upon a change in control.

Subject to the terms and conditions of the applicable award agreement, for awards granted to all other service providers, vesting of awards will depend on whether the awards are assumed, converted or replaced by the resulting entity.

•
For awards that are not assumed, converted or replaced, the awards will vest upon the change in control. For performance awards, the amount vesting will be based on the greater of (1) the achievement of all performance goals at the “target” level or (2) the actual level of achievement of performance goals as of our fiscal quarter end preceding the change in control and will be prorated based on the portion of the performance period that had been completed through the date of the change in control.

•
For awards that are assumed, converted or replaced by the resulting entity, no automatic vesting will occur upon the change in control. Instead, the awards, as adjusted in connection with the transaction, will continue to vest in accordance with their terms and conditions. In addition, the awards will vest if the award recipient has a separation from service within two years after a change in control other than for cause or by the award recipient for good reason. For performance awards, the amount vesting will be based on the greater of  (1) achievement of all performance goals at the “target” level or (2) the actual level of achievement of performance goals as of fiscal quarter end preceding the change in control, and will be prorated based on the portion of the performance period that had been completed through the date of the separation from service.

Term, Termination and Amendment of 2016 Plan

Unless earlier terminated by our Board, our 2016 Plan will terminate, and no further awards may be granted, 10 years after the date on which it was initially approved by stockholders. Our Board may amend, suspend or terminate our 2016 Plan at any time, except that, if required by applicable law, regulation or stock exchange rule, stockholder approval will be required for any amendment. The amendment, suspension or termination of our 2016 Plan or the amendment of an outstanding award generally may not, without a participant’s consent, materially impair the participant’s rights under an outstanding award.

Equity Grants for Fiscal Year 2018

During our year ended December 31, 2018, we granted 1,194,944 shares of restricted common stock and 352,500 options to purchase shares of common stock to our employees and directors. Also, during 2018, 1,601,045 stock options and 1,280,480 shares of restricted stock previously issued and unvested were forfeited or canceled in connection with the termination of certain employees, the departure of certain directors and/or shares canceled to cover tax withholding on vested restricted shares. Options issued to employees and directors generally vest in equal installments over specified time periods during the service period or upon achievement of certain performance-based operating thresholds.

On May 3, 2018, Mr. Denny received a grant of restricted stock under our 2016 Plan covering 200,000 shares of our common stock. The restricted stock vests over two years, with 34% vesting on the date of the grant, 33% vesting on the first anniversary of the date of the grant, and 33% vesting on the second anniversary of the date of the grant, subject to continued service.

Equity Grants for Fiscal Year 2017

During our year ended December 31, 2017, we granted 4,266,345 shares of restricted common stock and 3,260,000 options to purchase shares of common stock to our employees and directors. Also, during 2017, 1,606,937 stock options and 696,469 shares of restricted stock previously issued and unvested were forfeited or canceled in connection with the termination of certain employees, the departure of certain directors and/or shares canceled to cover tax withholding on vested restricted shares. Options issued to employees and directors generally vest in equal installments over specified time periods during the service period or upon achievement of certain performance-based operating thresholds.

On July 7, 2016, Mr. Ormand received a grant of restricted stock under our 2016 Plan covering 1,250,000 million shares of our common stock. The restricted stock vests over two years, with 34% vesting on the date of the grant, 33% vesting on the first anniversary of the date of the grant, and 33% vesting on the second anniversary of the date of the grant, subject to continued service. On December 15, 2016, Mr. Ormand received an additional grant of 250,000 stock options under our 2016 Plan, with an exercise price of $2.98. This grant is scheduled to vest over two years, with 34% vesting on the grant date, 33% vesting on the first anniversary of the grant date, and 33% vesting on the second anniversary of the grant date, subject to continued service. On October 5, 2017, Mr. Ormand received a grant of 500,000 shares of restricted stock with a fair value of $5.00 per share at grant date. This grant is scheduled to vest over 2 years, with 34% vesting on the grant date, 33% vesting on the first anniversary of the grant date, and 33% vesting on the second anniversary of the grant date, subject to continued service.

On December 15, 2016, Mr. Daches received a grant of 750,000 stock options under our 2016 Plan, with an exercise price of $2.98. 34% of the options vested on the grant date, 33% vested on December 15, 2017, and 33% will vest on the second anniversary of the grant date, subject to continued service. On May 5, 2017, Mr. Daches received a grant of 235,000 shares of restricted stock with a fair value of $4.26 per share at grant date. 100% of the restricted stock award vested on the grant date. On October 5, 2017, Mr. Daches received a grant of 400,000 shares of restricted stock with a fair value of $5.00 per share at grant date. This grant is scheduled to vest over two years, with 34% vesting on the grant date, 33% vesting on the first anniversary of the grant date, and 33% vesting on the second anniversary of the grant date, subject to continued service.

On June 26, 2017, Mr. Linville received a grant of 325,000 stock options under our 2016 Plan, with an exercise price of $4.84, which such grant of stock options was conditioned on stockholders’ approval, which was obtained on July 13, 2017. This grant is scheduled to vest over two years, with 34% vesting on the grant date, 33% vesting on the first anniversary of the grant date and 33% vesting on the second anniversary of the grant date, subject to continued service. Also, on June 26, 2017, Mr. Linville received a grant of 175,000 shares of restricted stock under our 2016 Plan, with a fair value of $4.84 per share at grant date, which such grant of stock was conditioned on stockholders’ approval, which was obtained on July 13, 2017. This grant is scheduled to vest over two years, with 34% vesting on the grant date, 33% vesting on the first anniversary of the grant date, and 33% vesting on the second anniversary of the grant date, subject to his continued service. Upon his departure on April 6, 2018, the unvested portion of any restricted stock were forfeited.

On June 24, 2016, Ms. Fuchs received a grant of 375,000 stock options under our 2016 Plan, with an exercise price of $1.34. This grant was scheduled to vest over two years, with 34% vesting on the grant date, 33% vesting on the first anniversary of the grant date, and 33% vesting on the second anniversary of the grant date, subject to continued service. On December 15, 2016, Ms. Fuchs received an additional grant of 375,000 stock options under our 2016 Plan, with an exercise price of $2.98. This grant was scheduled to vest over two years, with 34% vesting on the grant date, 33% vesting on the first anniversary of the grant date, and 33% vesting on the second anniversary of the grant date, subject to continued service. On May 5, 2017, Ms. Fuchs received a grant of 150,000 shares of restricted stock with a fair value of $4.26 per share at grant date. 100% of the restricted stock award vested on the grant date. On October 5, 2017, Ms. Fuchs received a grant of 300,000 shares of restricted stock with a fair value of $5.00 per share at grant date. This grant was scheduled to vest over two years, with 34% vesting on the grant date, 33% vesting on the first anniversary of the grant date, and 33% vesting on the second anniversary of the grant date, subject to continued service. The unvested restricted stock, incentive stock options and non-qualified stock options granted to Ms. Fuchs was subject to accelerated vesting in connection with her separation from the Company in February 2018.

Employment Agreements

Mr. Ormand

On July 5, 2016, we entered into an employment agreement with Ronald D. Ormand, effective as of July 11, 2016, under which he will serve as our Executive Chairman. The initial term of the agreement is scheduled to end on December 31, 2017, and the agreement will renew automatically for additional one-year periods beginning on December 31, 2017, unless either party gives notice of non-renewal at least 180 days before the end of the then-current term.

Mr. Ormand’s base salary under his agreement (which will be reviewed by the Board for adjustments) is $300,000 for the first year of the agreement, $350,000 for the second year of the agreement, and $400,000 for the third year of the agreement. Mr. Ormand will be eligible to receive a cash bonus equal to a percentage of his base salary (ranging from 0% to 400%) depending on the level of achievement of certain BOE per day, EBITDAX and cash on hand performance measures. Mr. Ormand will also be eligible to receive awards of equity and non-equity compensation and to participate in our annual and long-term incentive plans, in each case as determined by our Board in its discretion. On July 7, 2016, Mr. Ormand received a grant of restricted stock under our 2016 Plan for 1.25 million shares of common stock. The restricted stock vests over two years, with 34% vesting on the date of the grant, 33% vesting on the first anniversary of the date of the grant and 33% vesting on the second anniversary of the date of the grant, subject to continued service through each vesting date.

Mr. Daches

We entered into an employment agreement with Mr. Daches dated January 23, 2017, in connection with his appointment as our Executive Vice President, Chief Financial Officer, and Treasurer. We amended this agreement on May 5, 2017 to eliminate Mr. Daches’ eligibility to receive certain “cash incentive bonuses” that had been tied to BOE and EBITDAX production thresholds, and we replaced those bonuses with an immediate bonus paid out in a mix of cash and stock.

The agreement provides, among other things, that Mr. Daches will receive a base salary of (1) $300,000 from the effective date of the agreement to the one-year anniversary of the effective date; (2) $350,000 from the one-year anniversary of the effective date of the agreement to the two-year anniversary if the effective date; and (3) $375,000 after the two-year anniversary. Under his agreement, Mr. Daches’ base salary will be reviewed annually by our Board to determine whether it should be increased. In 2017, Mr. Daches received a $50,000 cash bonus for our Company’s timely filing of its 2016 Annual Report on Form 10-K, in accordance with his employment agreement. Mr. Daches is also eligible to receive bonuses and awards of equity and non-equity compensation and to participate in the annual and long-term compensation plans of the Company, in each case as determined by our Board. The target annual bonus for Mr. Daches set forth in his agreement is 250,000 shares of restricted stock.

The initial term of Mr. Daches’ agreement ended on December 31, 2017, and the agreement began to renew automatically for additional one-year periods beginning on December 31, 2017. Either party may give notice of non-renewal at least 180 days before the end of the then-current term. All payments to Mr. Daches under his employment agreement will be subject to clawback in the event required by applicable law. Further, Mr. Daches is subject to non-competition, non-solicitation, anti-raiding, and confidentiality provisions under his employment agreement.

Potential Payments Upon Termination or Change-In-Control

Mr. Ormand

Under his employment agreement, Mr. Ormand will be entitled to a lump sum severance payment equal to 12 months of base salary and 12 months of COBRA premiums upon a termination by us without cause or a termination by him for good reason. Upon a termination by us without cause or a termination by Mr. Ormand for good reason within 12 months following a change in control, he will be entitled to a lump sum severance payment equal to 24 months of base salary and 24 months of COBRA premiums. Upon a termination due to disability, Mr. Ormand will be entitled to a lump sum severance payment equal to six months of COBRA premiums. All severance payments under Mr. Ormand’s employment agreement are subject to his execution and non-revocation of a release of claims against us. The severance payments are also subject to reduction in order to avoid an excise tax associated with Section 280G of the Code, but only if that reduction would result in Mr. Ormand receiving a greater net after tax benefit as a result of the reduction. All payments to Mr. Ormand under his employment agreement will be subject to clawback in the event required by applicable law. Further, Mr. Ormand is subject to non-competition, non-solicitation, anti-raiding and confidentiality provisions under his employment agreement.

Mr. Daches

Under his employment agreement, upon a termination by us without cause or a termination by him for good reason, Mr. Daches will be entitled to a lump sum severance payment equal to 12 months of base salary and 12 months of COBRA premiums. Upon a termination by us without cause or a termination by Mr. Daches for good reason within 12 months after a change in control, he will be entitled to a lump sum severance payment equal to 24 months of base salary and 24 months of COBRA premiums. Upon a termination due to disability, Mr. Daches will be entitled to a lump sum severance payment equal to six months of COBRA premiums. All severance payments under Mr. Daches’ employment agreement are subject to his execution of a release of claims against us. The severance payments are also subject to reduction in order to avoid any excise tax associated with Code Section 280G, but only if that reduction would result in Mr. Daches receiving a greater net after tax benefit as a result of the reduction.

Stock Options

Each of Mr. Ormand and Mr. Daches hold unvested options under our 2016 Plan, all of which become fully exercisable (1) immediately upon the officer’s separation from service other than for cause or for good reason, and (2) immediately prior to, and contingent upon, a change in control prior to the officer’s separation from service.

Retirement and Other Benefits

All employees, including our named executive officers, may participate in our 401(k) retirement savings plan (“401(k) Plan”). Each employee may make before tax contributions in accordance with Internal Revenue Service limits. We provide this 401(k) Plan to help our employees save a portion of their cash compensation for retirement in a tax efficient manner. In prior years, we have made a matching contribution in an amount equal to 100% of the employee’s elective deferral contribution below 3% of the employee’s compensation and 50% of the employee’s elective deferral that exceeds 3% of the employee’s compensation but does not exceed 5% of the employee’s compensation.

Compensation of Nonemployee Directors

The compensation of our non-employee directors is reviewed and approved by the Board. We use a combination of cash and stock-based incentive compensation to attract and retain qualified candidates to serve on our Board. In determining director compensation, we consider the significant amount of time the directors spend fulfilling their duties, as well as the competitive market for skilled directors.

Beginning January 1, 2017, our Board adopted an amended nonemployee director compensation program (the “Director Compensation Program”). Our Director Compensation Program sets forth an annual equity date (which will be the first business day on or after January 31 of each year) pursuant to which each nonemployee director will receive an annual stock award, subject to substantially the same terms and conditions set forth above. In addition, the Director Compensation Program establishes annual limits on the number of shares subject to our equity compensation plan awards that may be granted during any calendar year to any director, which, taken together with any cash fees paid to the director during the year, cannot exceed $500,000 in total value.

Our Director Compensation Program is comprised of the following components:

•
Initial Grant:  Each nonemployee director receives 10,000 restricted shares of common stock on the first anniversary of the date of the director’s appointment, which would vest in three equal installments over a three-year period, (subject to the continued service of the director and certain accelerated vesting provisions);

•
Initial Option Award:  Each nonemployee director receives a one-time initial grant of 25,000 stock options, which would vest immediately, and 20,000 options that would vest in equal installments over a three-year period beginning on the first anniversary of the grant date;

•
Annual Stock Award:  Each nonemployee director would receive an annual stock award equal to $150,000 divided by the most recent per share closing price of the common stock prior to the date of each annual grant, payable on each anniversary of the date an independent director was initially appointed to our Board, and subject to certain accelerated vesting provisions; and

•
Committee Fees:  On a quarterly basis, beginning at the end of the first full quarter following the appointment of the nonemployee director to Chairman of the Board, Chairman of the Audit Committee, Chairman of the Compensation Committee, and Chairman of the Nominating and Governance Committee, the director receives $12,500, $6,250 $6,250, and $2,500 respectively, in cash compensation, which at the election of the director would be payable in cash or stock (calculated by dividing the value of cash compensation (or a portion thereof), by the most recent per share closing price of the common stock prior to the date of the grant).

Our Board evaluates the fees and compensation paid to the directors for their service on our Board on an annual basis.

2018 Director Compensation

In 2018, each non-employee director received compensation consistent with Director Compensation Program, consisting of an annual stock award, with an additional fees being paid to the chairman of the Audit Committee, the chairman of the Compensation Committee, the chairman of the Nominating and Governance Committee, and the chairman of the Reserves Committee. Each members who served on a committee received an additional fee in connection for service on such committee. The fees received by our directors are pro-rated based on the time of their service with the Company. Each non-employee director is reimbursed for reasonable out-of-pocket costs incurred to attend Board meetings.

Name	Fees Earned or Paid in Cash Compensation ($)	Stock Awards ($)(1)	Option Awards ($)	All Other Compensation ($)	Total ($)
Nuno Brandolini(2)	$92,963	$150,000	$—	$—	$242,963
R. Glenn Dawson(3)	72,500	246,750	—	180,750	500,000
John Johanning(4)	50,000	—	—	—	50,000
Markus Specks(5)	50,000	—	—	—	50,000
Michael G. Long(6)	69,945	—	—	—	69,945
Mark Christensen(7)	60,000	74,622	—	—	134,622
Nicholas Steinsberger(8)	39,725	—	—	—	39,725
David Wood(9)	48,049	—	—	—	48,049

(1)
Represents restricted stock awards. Awards in this column are reported at grant date fair value in accordance with FASB ASC Topic 718. The amounts reported reflect the accounting cost for the awards and do not correspond to the actual economic value that may be received for the awards. On January 31, 2018, Mr. Brandolini and Mr. Christensen were granted 34,884 and 17,354 shares of restricted stock, respectively, and Mr. Dawson was granted 57,384 shares of restricted stock. These awards all vested in full immediately.

(2)
Mr. Brandolini was appointed to the Board on February 13, 2014. In 2018, Mr Brandolini received a fee of $15,000 per quarter for his service as a Director, $2,500 per quarter for his service as Chairman of the Nominating and Corporate Governance Committee, and $2,500 per quarter for his service as a member of the Compensation Committee. Mr. Brandolini also received an annual stock award grant of $150,000 which at the grant date stock price of $4.30 per shares resulted in 34,884 shares of the Company's common stock.

(3)
Mr. Dawson was appointed to the Board on January 13, 2016. In 2018, Mr. Dawson received a fee of $15,000 per quarter for his service as a Director and a fee of $3,125 per quarter for his service as member of the the Audit Committee. In 2018, Mr. Dawson received a quarterly fee of $60,000 per quarter on an interim basis for his service as Chairman of the Reserves Committee due to additional oversight responsibility requested by the Board (as described in the Amended and Restated Reserves Committee Charter) to be performed until requisite Company personnel is available to handle such responsibilities, which such fee for service as the Chairman of the Reserves Committee was approved by all members of the Board. Mr. Dawson also received an annual stock award grant of $246,750 which at the grant date stock price of $4.30 per shares resulted in 57,384 shares of the Company's common stock.

(4)
Mr. Johanning was appointed to the Board on March 1, 2018. In 2018, Mr. Johanning received a fee of $15,000 per quarter for service as a Director, which was pro rated based on the time of his service on the Board in 2018. The quarterly fees were paid directly to Värde Partners Inc. to be distributed to Mr. Johanning.

(5)
Mr. Specks was appointed to the Board on March 1, 2018. In 2018, Mr. Specks received a quarterly fee of $15,000 per quarter for his service as a Director, which was pro rated based on the time of his service on the Board in 2018. The quarterly fees were paid directly to Värde Partners Inc. to be distributed to Mr. Specks.

(6)
Mr. Long was appointed to the Board on April 10, 2018. In 2018, Mr. Long received a fee of $15,000 per quarter for his service as a Director, $12,500 per quarter for his service as Chairman of the Audit Committee and $6,250 per quarter for his service as a member of the Compensation Committee. Since Mr. Long was appointed by the Board during the third quarter of 2018, his compensation was pro rated accordingly.

(7)
Mr. Christensen was appointed to the Board on September 6, 2017. In 2018, Mr. Christensen received a fee of $15,000 per quarter for his service as a Director. Mr. Christensen also received an annual stock award grant of $74,622 which at the grant date stock price of $4.30 per shares resulted in 17,354 shares of the Company's common stock.

(8)
Mr. Steinsberger was appointed to the Board on May 3, 2018. In 2018, Mr. Steinsberger received $15,000 per quarter for his service as a Director and $6,250 per quarter for his service as a member of the Reserves Committee. Since Mr. Steinsberger was appointed by the Board during the third quarter of 2018, his compensation was pro rated accordingly.

(9)
Mr. Wood was appointed to the Board on June 1, 2018. In 2018, Mr. Wood received a fee of $15,000 per quarter for his service as a Director and $6,250 per quarter for his service as a member of the Audit Committee. Since Mr. Wood was appointed by the Board during the third quarter of 2018, his compensation was pro rated accordingly.

Indemnification of Directors and Officers

Pursuant to our certificate of incorporation we provide indemnification of our directors and officers to the fullest extent permitted under Nevada law. We believe that this indemnification is necessary to attract and retain qualified directors and officers.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information with respect to beneficial ownership of our common stock as of March 27, 2019 by each of our executive officers and directors and each person known to be the beneficial owner of 5% or more of the outstanding common stock.

This table is based upon the total number of shares outstanding as of March 27, 2019. Unless otherwise indicated, the persons and entities named in the table have sole voting and sole investment power with respect to the shares set forth opposite the stockholder’s name. Beneficial ownership is determined in accordance with Rule 13d-3 under the Exchange Act. In computing the number of shares beneficially owned by a person or a group and the percentage ownership of that person or group, shares of our common stock subject to options or warrants currently exercisable or exercisable within 60 days after March 27, 2019, are deemed outstanding by such person or group, but are not deemed outstanding for the purpose of computing the percentage ownership of any other person. All share amounts that appear in this report have been adjusted to reflect a 1-for-10 reverse stock split of our outstanding common stock effected on June 23, 2016. Unless otherwise indicated, the address of each stockholder listed in the table is c/o Lilis Energy, Inc., 1800 Bering Drive, Suite 510, Houston, TX 77057.

Name and Address of Beneficial Owner	Lilis common stock Held Directly		Lilis common stock Acquirable Within 60 Days(1)		Total Beneficially Owned		Percent of Class Beneficially Owned
Directors and Named Executive Officers
Ronald D. Ormand, Chief Executive Officer and Executive Chairman of the Board	4,829,064	(2)	295,000		5,124,064		4.5%
Joseph Daches, President, Chief Financial Officer and Treasurer	1,149,560		750,000		1,899,560		1.7%
Nuno Brandolini, Director	704,709		45,000		749,709		*
R. Glenn Dawson, Director	792,874		45,000		837,874		*
John Johanning, Director	—		—		—		*
Markus Specks, Director	—		—		—		*
Mark Christensen, Director	2,035,149	(3)	161,470		2,196,619		1.9%
Michael Long, Director	67,083		25,000		92,083		*
Nicholas Steinsberger, Director	67,235		25,000		92,235		*
David Wood, Director	74,562		25,000		99,562		*
Directors and Officers as a Group (10 persons)	9,720,236		1,371,470		11,091,706	(4)	9.7%	(4)

5% Stockholders
Värde Partners, Inc. 901 Marquette Avenue South Suite 330, Minneapolis, MN 55402	23,594,401	(5)	24,000,000	(5)	47,594,401		41.4%

*	Represents beneficial ownership of less than 1% of the outstanding shares of common stock.

(1)	Represents shares of common stock subject to options and warrants exercisable within 60 days.

(2)
Consists of: (i) 2,706,792 shares of common stock held by Perugia Investment, LP (“Perugia”) and (ii) 2,122,272 shares of common stock held directly by Mr. Ormand. Mr. Ormand is manager of Perugia and has shared voting and dispositive power over the securities held by Perugia.

(3)
Consists of: (i) 93,078 shares of common stock held directly by Mr. Christensen; (ii) 1,138,446 shares of common stock held by Trace Capital Inc. (“Trace”), for which Mr. Christensen’s wife is the natural person with ultimate voting and dispositive power; (ii) 624,278 are held indirectly for the benefit of KES 7 Capital Inc., for which Mr. Christensen is the natural person with ultimate voting and dispositive power; and (iii) 179,347 shares of common stock held by GM&P Holding Corp., for which Mr. Christensen is the natural person with ultimate voting and dispositive power. In addition, Mr. Christensen beneficially owns an aggregate of 161,470 additional shares of common stock acquirable within 60 days, consisting of 31,600 shares of common stock issuable upon exercise of fully vested stock options by Mr. Christensen and 129,870 shares of common stock issuable upon exercise of stock warrants to Trace.

(4)	The directors and officers as a group beneficially own a total of 11,131,706 shares of common stock, which represents 9.7% of our currently issued and outstanding common stock.

(5)
Based on the Schedule 13D/A filed on March 8, 2019. This represents shares of common stock which may be issued pursuant to the conversion of the shares Series E Preferred Stock within 60 days as if such Series E Preferred Stock had been converted on the date of borrowing or issuance, as applicable.

Värde Partners, Inc. is the ultimate owner of the general partners (the “General Partners”), of each of The Värde Fund XI (Master), L.P., The Värde Fund XII (Master), L.P., The Värde Skyway Fund, L.P., The Värde Skyway Mini-Master Fund, L.P., Värde Investment Partners (Offshore) Master, L.P., The Värde Fund VI-A, L.P., Värde Investment Partners, L.P., and Värde Investment Partners (Offshore) Master, L.P. (the “Värde Entities”), or of the General Partners’ general partners or managing members. Mr. George Hicks is the chief executive officer of Värde Partners, Inc. As such each of Värde Partners, Inc. and Mr. Hicks may be deemed to have beneficial ownership of the shares owned by each of the Värde Entities. Each of Värde Partners, Inc. and Mr. Hicks disclaims beneficial ownership of the securities held indirectly through the Värde Entities except to the extent of their pecuniary interest therein, and this disclosure shall not be deemed an admission that any such reporting person is the beneficial owner for purposes of this Proxy Statement or for any other purpose.

To our knowledge, except as noted above, no person or entity is the beneficial owner of 5% or more of our common stock.

Section 16(a) Beneficial Ownership Reporting Compliance

Our executive officers and directors and persons who own more than 10% of our common stock are required to file reports with the SEC, disclosing the amount and nature of their beneficial ownership in our common stock, as well as changes in that ownership. Based solely on our review of reports and written representations that we have received, we believe that all required reports were timely filed during 2018, except that Nicholas Steinsberger filed one Form 4, reporting one transaction, subsequent to the time prescribed by Section 16(a) of the Exchange Act.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Related Party Transactions

We describe below transactions and series of similar transactions, since January 1, 2017, to which we were a party, in which:

•	The amounts involved exceeded or will exceed the lesser of $120,000 or one percent (1%) of our average total assets at year-end for the last two completed fiscal years; and

•
Any of our directors, executive officers, or holders of more than 5% of our capital stock, or any member of the immediate family of, or person sharing the household with, any of the foregoing persons, who had or will have a direct or indirect material interest.

All share and per share amounts applicable to our common stock from transactions that occurred prior to the June 23, 2016 reverse split in the following summaries of related party transactions have not been adjusted to reflect the 1-for-10 reverse split of our issued and outstanding common stock, unless specifically described below.

Series B Preferred Stock Private Placement and Conversion

On April 25, 2017, the Company entered into a Series B 6.0% Convertible Preferred Stock Conversion Agreement (the “Conversion Agreement”), with all of the holders of the outstanding Series B Preferred Stock (the “Series B Holders”) to convert any outstanding shares of Series B Preferred Stock including an increase in the stated value of to reflect dividends that would have accrued through December 31, 2017 in the amount of approximately 14.3 million shares of common stock. On the same date, the Series B Holders further agreed to adopt the Amended and Restated Certificate of Designation of Preferences, Rights and Limitations of Series B 6% Convertible Preferred Stock (“A&R COD”) in order to remove certain restrictions contained therein with respect to beneficial ownership limitations, a condition of the Conversion Agreement. The A&R COD became effective on April 26, 2017, resulting in the automatic conversion of all outstanding Series B Preferred Stock. As a result of the automatic conversion, certain of our related parties received shares of our common stock: (i) Ronald D. Ormand received 993,334 shares of common stock valued at $5.1 million through Perugia Investments LP for which Mr. Ormand holds sole voting and dispositive power; and (ii) R. Glenn Dawson received 117,822 shares of common stock valued at $0.6 million.

For more information on the Series B Preferred Stock offering see Note 11 Stockholders Equity to our consolidated financial statements in Item 8 of the Annual Report on Form 10-K.

First Lien Credit Agreement Drawdown, Repayment and Amendment.

On February 7, 2017, pursuant to the terms of the First Lien Credit Agreement, we exercised the accordion advance feature, increasing the aggregate principal amount outstanding under the term loan from $31 million to $38.1 million (the “First Lien Term Loan”). The parties that participated in the upsize of the First Lien Term Loan included Trace Capital Inc., for which Mr. Christensen’s wife is the natural person with ultimate voting and dispositive power, that participated in the amount of $1.6 million.

On April 24, 2017, we entered into an amendment to the First Lien Credit Agreement, in which the balance of the first lien credit facility in an aggregate amount of $38.1 million plus accrued and unpaid interest thereon was paid down and we extended further credit in the form of an initial bridge loan in an aggregate principal amount of $15.0 million. The parties to the bridge loan and the incremental bridge loan included Trace Capital Inc.,for which Mr. Christensen’s wife is the natural person with ultimate voting and dispositive power, in the amount of $2.95 million.

In addition, on October 19, 2017, pursuant to the First Lien Amendments, the lenders made further extensions of credit, in addition to the currently existing loans under the First Lien Credit Agreement, in the form of an additional, incremental bridge loan in an aggregate principal amount of $15,000,000.

Second Lien Credit Agreement

On April 26, 2017, we entered into the Second Lien Credit Agreement with the lenders party thereto. Värde Partners, Inc. is the lead lender under the Second Lien Credit Agreement and, as a result of its conversion rights thereunder, it beneficially owns over 5% of our securities that are acquirable within 60 days. For more information about the Second Lien Credit Agreement, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Liquidity and Capital Resources – Second Lien Credit Agreement” under Item 7 of the Annual Report on Form 10-K.

Mark Christensen, Trace Capital Inc. and KES 7 Capital Inc.

Since January 1, 2017, Mr. Christensen has been involved in the following related party transactions with the Company, through Trace Capital Inc. (“Trace”), an entity owned by Mr. Christensen’s wife, and KES 7 Capital Inc. (“KES 7”) for which he serves as Chief Executive Officer and 100% owner. Trace has participated in the following transactions with the Company: (i) the Company’s first lien credit facility entered into in September 2016, which had initial aggregate principal commitments of approximately $31 million and a maximum facility size of $50 million, and the upsize of that facility in February 2017, of which Trace held indebtedness in an aggregate amount of $2.6 million, and which resulted in the repricing of the Series B Warrants to $0.01 that were exercised in full on April 25, 2017; (ii) the Company’s March 2017 private placement of units comprised of common stock and warrants raising net proceeds of approximately $20 million pursuant to which Trace purchased units for an aggregate purchase price of approximately $1 million; and (iii) the amendment to the Company’s first lien credit facility on April 24, 2017 and related matters, in which the balance of the first lien credit facility in an aggregate amount of $38.1 million plus accrued and unpaid interest thereon was paid down (including the $2.6 million of indebtedness held by Trace) and in which $1.45 million was reinvested by Trace in the form of bridge loans with an aggregate amount of $15 million outstanding. Each of the initial lenders that participated in the first lien credit facility also waived their right to any prepayment premium, including Trace.

Transactions with the Värde Parties

On January 30, 2018, we entered into a Securities Purchase Agreement with certain private funds affiliated with Värde Partners, Inc. (the “Series C Purchasers”), pursuant to which, on January 31, 2018, the Series C Purchasers purchased 100,000 shares of our newly created series of preferred stock of the Company, designated as “Series C 9.75% Convertible Participating Preferred Stock” (the “Series C Preferred Stock”), for a purchase price of $1,000 per share, or an aggregate of $100,000,000. Värde Partners, Inc. is the lead lender, and certain private funds affiliated with Värde Partners, Inc. are lenders, under the Company’s Second Lien Credit Agreement.

On October 10, 2018, we entered into a transaction agreement (the “2018 Transaction Agreement”) by and among the Company and certain private funds affiliated with Värde Partners, Inc. (the “Värde Parties”), pursuant to which we agreed to issue to the Värde Parties (i) an aggregate of 5,952,763 shares of the Company’s common stock, par value $0.0001 per share, which includes 5,802,763 shares of common stock at an exchange price of $5.00 per share of common stock plus an additional 150,000 shares of common stock, and (ii) 39,254 shares of a newly created series of preferred stock of the Company, designated as “Series D 8.25% Convertible Participating Preferred Stock” (the “Series D Preferred Stock”), as consideration for the reduction by approximately $56.3 million of the outstanding principal amount of the Second Lien Term Loan under the Second Lien Credit Agreement, together with accrued and unpaid interest and the make-whole amount thereon totaling approximately $11.9 million, and issue and sell to the Värde Parties 25,000 shares of a newly created subseries of the Company’s Series Preferred Stock, designated as “Series C-2 9.75% Convertible Participating Preferred Stock”, for a purchase price of $1,000 per share, or an aggregate of $25 million. Värde Partners, Inc. is the lead lender, and certain private funds affiliated with Värde Partners, Inc. are lenders, under the Company’s Second Lien Credit Agreement. For more information about the 2018 Transaction Agreement, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations - Liquidity and Capital Resources - Preferred Stock Issuance” under Item 7 of the Annual Report on Form 10-K.

On March 5, 2019, we entered into the transaction agreement (the “2019 Transaction Agreement”) by and among the Company and the Värde Parties, pursuant to which we agreed to issue to the Värde Parties an aggregate of (i) 9,891,638 shares of the Company’s common stock, par value $0.0001 per share (the “Term Loan Exchanged Common Stock”), (ii) 60,000 shares of a newly created series of preferred stock of the Company, designated as “Series E 8.25% Convertible Participating Preferred Stock” (the “Series E Preferred Stock” or the “Exchanged Series E Shares”), and (iii) 55,000 shares of a newly created series of preferred stock of the Company, designated as “Series F 9.00% Participating Preferred Stock” (the “Series F Preferred Stock” or the “Exchanged Series F Shares”, as consideration for the termination of the Second Lien Credit Agreement (as defined in the 2019 Transaction Agreement) and the satisfaction in full, in lieu of repayment in full in cash, of $133.6 million pursuant to the Payoff Letter (as defined in the 2019 Transaction Agreement) and issue to the Värde Parties, as consideration for the amendment and restatement of the Second Amended and Restated Series C Certificate of Designation and the Amended and Restated Series D Certificate of Designation, 7,750,000 shares of the Common Stock.

Värde Partners, Inc. was the lead lender, and certain private funds affiliated with Värde Partners, Inc. were lenders, under the Company’s Second Lien Credit Agreement. Värde Partners, Inc. and its applicable affiliated funds beneficially own over 5% of our common stock. For more information about the 2018 Transaction Agreement, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations - Liquidity and Capital Resources - Preferred Stock Issuance” under Item 7 of the Annual Report on Form 10-K.

VPD Acquisition

On February 28, 2018, pursuant to an agreement we entered into with VPD Texas, L.P. (“VPD”) dated that date, we acquired from VPD a 50% undivided leasehold interest in certain oil and gas properties and assets in Loving and Winkler Counties, Texas for a purchase price of approximately $10.5 million. VPD is affiliated with Värde Partners, Inc., which is the lead lender under the Second Lien Credit

Agreement, and Värde Partners, Inc. and certain affiliated funds hold all of the issued and outstanding shares of Series C Preferred Stock. As such, Värde Partners, Inc. and its applicable affiliated funds beneficially own over 5% of our common stock as a result of their respective conversion rights under the Second Lien Credit Agreement and the Series C Preferred Stock.

Compensation of Directors

See “Executive and Director Compensation — Compensation of Nonemployee Directors” above.

Employee Relationship

          The Company employs Austin Brooks, who is the son-in law of Ronald Ormand, the Chairman of the Board and the Chief Executive Officer of the Company. In 2018, his total compensation, including salary, bonus and other benefits, totaled approximately $270,330. Our employment relationship with Mr. Brooks was entered into in 2018 in the ordinary course of business and has been conducted on an arm’s-length basis, and the compensation paid to Mr. Brooks is commensurate with that of his peers.

Conflict of Interest Disclosure

We have a corporate code of business conduct that requires disclosure of any conflicts of interests at least annually and upon awareness of any potential conflict of interest, such conflict will either be prohibited or the Company will adopt a mitigation plan to protect the Company’s interest.

OTHER MATTERS

Management is not aware of any matters to be brought before the Annual Meeting other than those discussed above. However, if any other business properly comes before the Annual Meeting, the persons named in the accompanying form of proxy will vote or refrain from voting on the matter pursuant to the discretionary authority given in the proxy.

STOCKHOLDER PROPOSALS FOR ANNUAL MEETING IN 2020

In order to be eligible for inclusion in the proxy materials of Lilis for the 2020 annual meeting of stockholders, any stockholder must deliver any proposal to take action at such annual meeting to our principal executive office, in writing and in accordance with SEC Rule 14a-8, which must be received no later than December 19, 2020, for inclusion in the proxy statement related to the annual meeting, unless the date of our 2020 annual meeting is more than 30 days before or after May 20, 2020 in which case the proposal must be received a reasonable time before we begin to print and send our proxy materials. Any such proposal should comply with the SEC’s rules governing stockholder proposals submitted for inclusion in proxy materials, including Rule 14a-8. Proposals should be addressed to Lilis Energy, Inc., 1800 Bering Drive, Suite 510, Houston, TX 77057, Attention: Chief Financial Officer.

In addition, if a stockholder intends to present a proposal or director nomination at an annual meeting without including the proposal in the proxy materials related to that meeting, and we do not receive notice of that proposal by 45 days before the anniversary date of this proxy (or if the annual meeting is moved by 30 days from the date of the 2019 annual meeting, a reasonable time in advance of sending proxy materials), then the proxy or proxies designated by our Board for the 2020 Annual Meeting of Stockholders may vote in their discretion on any such proposal any shares for which they have been appointed proxies without mention of such matter in the proxy statement or on the proxy card for such meeting.

SOLICITATION OF PROXIES

The solicitation of proxies pursuant to this proxy statement is being made by Lilis. Proxies may be solicited by mail, facsimile, telephone, telegraph, internet and in person.

The expenses of preparing, printing and distributing this proxy statement and the accompanying form of proxy and the cost of soliciting proxies will be borne by Lilis.

Copies of soliciting materials will be furnished to banks, brokerage houses and other custodians, nominees and fiduciaries for forwarding to the beneficial owners of shares of common stock for whom they hold shares, and we will reimburse them for their reasonable out-of-pocket expenses in connection therewith.

HOUSEHOLDING

The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement or annual report, as applicable, addressed to those stockholders. As permitted by the Exchange Act, only one copy of this proxy statement is being delivered to stockholders residing at the same address, unless stockholders have notified the company whose shares they hold of their desire to receive multiple copies of this proxy statement. This process, which is commonly referred to in this proxy statement as “householding,” potentially provides extra convenience for stockholders and cost savings for companies.

If, at any time, you no longer wish to participate in householding and would prefer to receive a separate copy of this proxy statement, or if you are receiving multiple copies of this proxy statement and wish to receive only one, please contact the company whose shares you hold at its address identified in this paragraph below. We will promptly deliver, upon oral or written request, a separate copy of this proxy statement to any stockholder residing at an address to which only one copy was mailed. Requests for additional copies should be directed to: Lilis Energy, Inc., 1800 Bering Drive, Suite 510, Houston, TX 77057, Attention: Chief Financial Officer, Telephone: (817) 585-9001.

ANNUAL REPORT ON FORM 10-K

Our 2018 Annual Report on Form 10-K, including the consolidated financial statements for the year ended December 31, 2018, was furnished to stockholders with this Proxy Statement. The Company will furnish without charge to each person whose proxy is being solicited, upon the written request of any such person, a copy of the Annual Report, as filed with the SEC, including the financial statements and a list of exhibits to the Annual Report.  We will furnish to any such person any exhibit described in the list of exhibits in the Annual Report upon the advance payment of a reasonable fee.   Requests for a copy of the Annual Report and/or any exhibit should be directed to Lilis Energy, Inc., 1800 Bering Drive, Suite 510, Houston, TX 77057, Attention: Chief Financial Officer, Telephone: (817) 585-9001.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
FOR THE ANNUAL MEETING OF STOCKHOLDERS OF
LILIS ENERGY, INC.

TO BE HELD MAY 20, 2019

The undersigned hereby appoints Ronald D. Ormand or Joseph C. Daches, or either of them, as the lawful agent and proxy of the undersigned (with all the powers the undersigned would possess if personally present, including full power of substitution), and hereby authorizes him to represent and to vote, as designated below, all the shares of common stock of Lilis Energy, Inc. (the “Company”) held of record by the undersigned, that the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders to be held at 2:00 p.m. local time on May 20, 2019, at the offices of Baker Hostetler LLP located at 811 Main Street, Suite 1100, Houston, Texas 77002-6111.

1.	Election of directors.

                  FOR the election as a director of the nine nominees listed below (except as marked to the contrary below). NOMINEES:

Nuno Brandolini
R. Glenn Dawson
John Johanning
Markus Specks
Michael G. Long
Mark Christensen
Nicholas Steinsberger
David M. Wood
Ronald Ormand.

                   WITHHOLD AUTHORITY to vote for the following nominees: ____________________________________________________________________________________________________

INSTRUCTION: To withhold authority to vote for individual nominees, write their names in the space provided.

2.	To approve, on an advisory basis, the compensation of our named executive officers.

                   FOR                    AGAINST                    ABSTAIN

3.	To ratify the selection of BDO USA, LLP as our independent registered public accountants for the fiscal year ending December 31, 2019.

                   FOR                    AGAINST                    ABSTAIN

4.
To approve the issuance of shares of our common stock issuable upon conversion of all shares of our Series E Preferred Stock pursuant to the Transaction Agreement, dated as of March 5, 2019, between the Company and The Värde Fund VI-A, L.P., Värde Investment Partners, L.P., The Värde Fund XI (Master), L.P., Värde Investment Partners (Offshore) Master, L.P., The Värde Skyway Fund, L.P., The Värde Skyway Mini-Master Fund, L.P. and The Värde Fund XII (Master), L.P.

                   FOR                    AGAINST                    ABSTAIN

In his or her discretion, the proxy is authorized to vote upon any matters which may properly come before the Annual Meeting, or any adjournment or postponement thereof.

It is understood that when properly executed, this proxy will be voted in the manner directed herein by the undersigned stockholder. Where no choice is specified by the stockholder, the proxy will be voted in favor of the proposals set forth on this proxy.

The undersigned hereby revokes all previous proxies relating to the shares covered hereby and confirms all that said proxy may do by virtue hereof.

Please indicate whether you will attend the Annual Meeting of Stockholders May 20, 2019:

I ☐ plan ☐ do not plan to attend the Annual Meeting.

PLEASE MARK, SIGN, DATE, AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

SIGNATURE:	Date:
SIGNATURE:	Date:
Signature if held jointly

NOTE:   Please sign exactly as name appears on the envelope in which this proxy card and the accompanying proxy statement were sent to you. Joint owners should each sign. When signing as attorney, executor, administrator, trustee, or guardian, please provide full title and capacity. Corporations must provide full name of corporation and title of authorized officer signing.